                           SALE AND PURCHASE AGREEMENT


                                 BY AND BETWEEN


                              IPOP MANAGEMENT, INC.


                                    AS SELLER


                                       AND


                  N.L. VENTURES III STAFFORD, L.P. AND ASSIGNS,


                                  AS PURCHASER




              FOR THE PROJECT KNOWN AS THE INPUT/OUTPUT FACILITIES

                          11104 WEST AIRPORT BOULEVARD
                         12300 CHARLES E. SELECMAN DRIVE
                         12400 CHARLES E. SELECMAN DRIVE
                        STAFFORD, FORT BEND COUNTY, TEXAS

                                TABLE OF CONTENTS


RECITALS......................................................................................           -1-

     ARTICLE 1    DEFINITIONS.................................................................           -1-

     ARTICLE 2    PROPERTY....................................................................           -2-
                  2.1     Realty..............................................................           -2-
                  2.2     Personalty..........................................................           -2-
                  2.3     Incidental Rights...................................................           -2-
                  2.4     Plans and Reports...................................................           -3-
                  2.5     The Project.........................................................           -3-

     ARTICLE 3    EARNEST MONEY AND INDEPENDENT CONTRACT CONSIDERATION........................           -3-
                  3.1     Earnest Money.......................................................           -3-
                  3.2     Independent Contract Consideration..................................           -4-

     ARTICLE 4    PURCHASE PRICE..............................................................           -4-
                  4.      Total Purchase Price................................................           -4-
                  4.2     Deduction from Purchase Price.......................................           -4-

     ARTICLE 5    SURVEY......................................................................           -4-
                  5.1     Survey..............................................................           -4-
                  5.2     Remedies for Failure to Deliver Survey..............................           -5-

     ARTICLE 6    TITLE COMMITMENT AND CONDITION OF TITLE.....................................           -6-
                  6.1     Title Commitment....................................................           -6-
                  6.2     UCC Report..........................................................           -6-
                  6.3     Disclosure of Exceptions by Title Commitment, Survey and UCC Report.           -6-

     ARTICLE 7    ENVIRONMENTAL STUDIES AND REMEDIATION ACTIVITIES............................           -7-
                  7.1     Studies.............................................................           -7-
                  7.2     Remediation.........................................................           -7-

     ARTICLE 8    COVENANTS AND CONDITIONS PRECEDENT..........................................           -8-
                  8.1     Covenants...........................................................           -8-
                  8.3     Purchaser's Rights if Conditions Not Satisfied......................          -11-

   ARTICLE 9         REPRESENTATIONS, WARRANTIES, COVENANT AND AGREEMENTS OF SELLER...............  -11-

   ARTICLE 10        REPRESENTATIONS AND WARRANTIES OF PURCHASER..................................  -16-

   ARTICLE 11        CLOSING......................................................................  -17-
                     11.1     Closing Date........................................................  -17-
                     11.2     Items to be Delivered by Seller on Closing Date.....................  -17-
                     11.3     Items Delivered By Purchaser on Closing Date........................  -19-
                     11.4     Closing Costs and Attorneys' Fees...................................  -20-
                     11.5     Prorations..........................................................  -20-

   ARTICLE 12        DESTRUCTION, DAMAGE OR CONDEMNATION..........................................  -21-

   ARTICLE 13        REAL ESTATE COMMISSIONS......................................................  -21-

   ARTICLE 14        NOTICES......................................................................  -22-

   ARTICLE 15        DEFAULTS AND REMEDIES........................................................  -23-
                     15.1     Seller's Remedies on Purchaser's Default............................  -23-
                     15.2     Purchaser's Remedies on Seller's Default............................  -24-

   ARTICLE 16        INDEMNITY
                     Intentionally Deleted........................................................  -24-

   ARTICLE 17        SPECIAL PROVISIONS...........................................................  -24-
                     17.1     Financing...........................................................  -24-
                     17.2     Master Lease........................................................  -25-

   ARTICLE 18        REVIEW PERIOD................................................................  -25-

   ARTICLE 19        MISCELLANEOUS................................................................  -26-
                     19.1     Disclosures.........................................................  -26-
                     19.2     Cooperation; Further Documents......................................  -26-
                     19.3     No Partnership......................................................  -26-
                     19.4     Savings Clause......................................................  -27-
                     19.5     Survival............................................................  -27-
                     19.6     Governing Law.......................................................  -27-
                     19.7     Cumulative Rights...................................................  -27-
                     19.8     No Waiver By Conduct................................................  -27-
                     19.9     Entire Agreement....................................................  -27-
                     19.10    Assignment..........................................................  -28-
                     19.11    Counterparts........................................................  -28-
                     19.12    Binding Effect......................................................  -28-

                           19.13    Time................................................................                     -28-
                           19.14    Captions............................................................                     -28-
                           19.15    Pronouns............................................................                     -28-
                           19.16    Construction of Agreement...........................................                     -28-
                           19.17    Third Party Beneficiaries...........................................                     -28-
                           19.18    Recordation.........................................................                     -29-
                           19.19    Limitation on Damages...............................................                     -29-
                           19.20    Contingent Offers...................................................                     -29-

         ANNEX A           General Definitional Provisions..............................................                Annex A-1

EXHIBIT A         LAND DESCRIPTION......................................................................              Exhibit A-1

EXHIBIT B         SURVEYOR'S  CERTIFICATE...............................................................              Exhibit B-1

EXHIBIT C         ESTOPPEL CERTIFICATE..................................................................              Exhibit C-1

EXHIBIT D         SPECIAL WARRANTY DEED.................................................................              Exhibit D-1

EXHIBIT E         BILL OF SALE AND ASSIGNMENT...........................................................              Exhibit E-1

SCHEDULE 2.2               Personalty...................................................................           Schedule 2.2-1

SCHEDULE 2.3(a)            Property Agreements..........................................................        Schedule 2.3(a)-1

SCHEDULE 2.3(b)            Permits......................................................................        Schedule 2.3(b)-1

                           SALE AND PURCHASE AGREEMENT


         THIS SALE AND PURCHASE AGREEMENT (this "Agreement") is made and entered into by and between IPOP MANAGEMENT, INC., a Delaware corporation (herein referred to as "Seller") and N.L. VENTURES III STAFFORD, L.P., a Texas limited partnership, and assigns (herein referred to as "Purchaser"), to be effective as of the date a fully executed original counterpart of this Agreement is delivered to and received by the Title Company (the "Effective Date").

                                    RECITALS

         A. Seller is the owner of certain real property and improvements located at 11104 West Airport Boulevard, 12300 Charles E. Selecman Drive and 12400 Charles E. Selecman Drive in the City of Stafford, Fort Bend County, Texas, which are more particularly described in this Agreement as the "Project."

         B. The Project is currently master leased and predominantly occupied by Input/Output, Inc. ("I/O") pursuant to that certain Master Commercial Lease Agreement ("I/O Master Lease") dated August 29, 1996, between Seller and I/O; however, the portion not occupied by I/O is currently subleased by I/O to those certain tenants (collectively, the "Tenants") pursuant to those certain leases more particularly described and set forth in Schedule 2.3(c) (collectively, the "Leases").

         C. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Project, upon and subject to the terms and conditions hereinafter set forth, including without limitation, the condition that at Closing Seller and I/O shall terminate the I/O Master Lease and Purchaser and I/O shall enter into a long term "absolute net" lease of the Project with Purchaser as landlord and I/O as tenant (the "Master Lease") without termination of the Leases.

                                   AGREEMENTS

         For and in consideration of the premises, the respective covenants and agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         For purposes of this Agreement, unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Agreement shall have the respective meanings assigned to them in Annex A attached hereto and made a part hereof for all purposes.

                                    ARTICLE 2
                                    PROPERTY

         Subject to the terms and provisions hereof, and for the consideration herein set forth, Seller agrees to sell, and Purchaser agrees to purchase, all of the following:

         2.1 Realty. All those certain tracts, pieces or parcels of land described in Exhibit A attached hereto and made a part hereof for all purposes (herein referred to as the "Land"), together with the buildings, structures, fixtures, including all gas and electric fixtures; appliances and wiring; engines; boilers; elevators; escalators; incinerators; motors; dynamos; heating, ventilation and air conditioning equipment (including, but not limited to, all air handles, compressors, chillers, lines, valves, and ducts serving the Property); sinks, commodes, urinals, pipes, valves, drains, other plumbing fixtures and equipment; water closets; basins; pipes; electrical systems; faucets; fire prevention and extinguishing apparatus; central music and public address systems; security locks, alarms, systems and equipment; dock levelers; and all spare parts, materials and supplies for all of the foregoing (except for I/O's equipment, personal property, furnishings and trade fixtures), paving, curbing, trees, shrubs, plants, and other improvements and landscaping of every kind and nature presently situated on, in, or under, or hereafter erected or installed or used in, on, or about the Land (herein collectively referred to as the "Improvements"), and all rights and appurtenances pertaining thereto, including, but not limited to, all right, title and interest, if any, of Seller in and to the following: (i) any land in the bed of any street, road or avenue open or proposed in front of or adjoining the Land; (ii) any rights-of-way, rights of ingress or egress or other interests in, on, or to, any land, highway, street, road, or avenue, open or proposed, in, on, or across, in front of, abutting or adjoining the Land, and any awards made, or to be made in lieu thereof, and in and to any unpaid awards for damage thereto by reason of a change of grade of any such highway, street, road, or avenue; (iii) any easement across, adjacent to or benefitting the Land, existing or abandoned; (iv) all sewage treatment capacity and water capacity and other utility capacity to serve the Land and Improvements; (v) all oil, gas, and other minerals in, on, or under, and that may be produced from the Land; (vi) any land adjacent or contiguous to, or a part of the Land, whether those lands are owned or claimed by deed, limitations, or otherwise, and whether or not they are located inside or outside the description given herein, or whether or not they are held under fence by Seller, or whether or not they are located on the Survey referred to in
Article 5 hereof, but expressly excluding the 17.034 acre tract owned by Seller and located adjacent to and across Charles E. Selecman Drive from the Land;
(vii) any reversionary rights attributable to the Land; (viii) all water rights appurtenant to the Land; and (ix) all development rights, zoning classifications (including, without limitation, variances), rights as to non-conforming uses and/or structures, vested or "grand-fathered rights" and other entitlements pertaining to the Land (the Land, Improvements and all of the other properties, rights and interests mentioned above are herein collectively referred to as the "Realty");

         2.2 Personalty. None;

         2.3 Incidental Rights. All of Seller's right, title and interest in and to the following (herein collectively referred to as the "Incidental Rights"):
(i) to the extent assignable, all guaranties warranties or other similar agreements for the benefit of Seller (but containing no obligations on the part of Seller thereunder remaining to be performed) relating to the Realty,(ii) all contracts or agreements, such as maintenance, service, management, leasing or utility contracts relating, in any way, to the ownership, use, leasing, service, management, operation, maintenance and repair of the Realty (herein collectively referred to as the "Property Agreements"), a list of which is attached hereto as Schedule 2.3(a) and made a part hereof for all purposes, and
(iii) all governmental permits, approvals, licenses, consents or entitlements heretofore granted (or granted prior to Closing) with respect to the ownership, construction, use, occupancy and operation of the Realty, other than those, if any, issued in the name of I/O or Tenants and with respect to which neither Seller nor the Project has any liability (collectively, the "Permits"), a list of which is attached hereto as Schedule 2.3(b) and made a part hereof; provided, however, that the Incidental Rights shall not include (A) any Property Agreements that Purchaser requests that Seller terminate in accordance with the provisions of Section 8.1(5) hereof, or (B) any Permits which are not transferable under applicable Governmental Requirements;

         2.4 Plans and Reports. Copies of all plans, drawings, specifications, surveys, engineering, environmental, inspection or similar reports and other technical descriptions relating to the Realty (herein collectively referred to as the "Plans"); and

         2.5 The Project. The Realty, the Incidental Rights, the Plans, and all other property and interests that are subject to this Agreement are sometimes herein referred to collectively as the "Project".

                                    ARTICLE 3
                                EARNEST MONEY AND
                       INDEPENDENT CONTRACT CONSIDERATION

         3.1 Earnest Money. Purchaser shall deposit, as earnest money, with the Title Company, to bind this Agreement with Seller, the sum of Fifty Thousand and No/100 Dollars ($50,000.00) (herein referred to as the "Earnest Money") in the form of cash, cashier's check or other readily available funds, which deposit is to be made within three (3) business days from and after receipt by Purchaser of notice from the Title Company of the Title Company's receipt of a fully executed copy of this Agreement. The Title Company shall place the Earnest Money in a fully federally insured interest bearing account, and all interest earned thereon shall become a part of the Earnest Money as it accrues. If the transaction contemplated hereby closes, then on the Closing Date (as herein defined), the Earnest Money shall be paid over to Seller and applied to the Total Purchase Price; provided, however, that where Purchaser has the option to terminate this Agreement, in the event of such termination, then the Earnest Money shall be immediately returned by the Title Company to Purchaser. In the event the transaction contemplated hereby does not close for any other reason, the Earnest Money shall be disbursed in accordance with the terms hereof. In the event that Purchaser fails to deposit the Earnest Money with the Title Company as provided in this Article 3, then this Agreement shall become null and void for all purposes, and the parties hereto shall have no further obligations hereunder except as expressly set forth herein.

         3.2 Independent Contract Consideration. Within three (3) business days from and after receipt by Purchaser of notice from the Title Company of the Title Company's receipt of a fully executed copy of this Agreement, Purchaser shall deliver the sum of One Hundred and No/100 Dollars ($100.00) directly to Seller in the form of cash, cashier's check or other readily available funds as Independent Contract Consideration, which amount the parties bargained for and agreed to as consideration for Purchaser's exclusive right to inspect and purchase the Project pursuant to this Agreement and for Seller's execution, delivery and performance of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is non-refundable, and it is fully earned and shall be retained by Seller notwithstanding any other provisions of this Agreement and shall be credited against the Total Purchase Price at Closing.

                                    ARTICLE 4
                                 PURCHASE PRICE

         4.1 Total Purchase Price. The total purchase price (the "Total Purchase Price") for the sale and purchase of the Project is Twenty-One Million and No/100 Dollars ($21,000,000.00). At Closing, subject to the provisions of
Section 4.2 hereof, Purchaser shall pay the Total Purchase Price, less proration credits, in cash, by bank cashier's check or wire transfer, through the account of the Title Company, to Seller.

         4.2 Deduction from Purchase Price. If Seller is a "foreign person" (as defined in Internal Revenue Code Section 1445(f)(3) and regulations issued thereunder) or if Seller fails or refuses to deliver the non-foreign affidavit required in Section 11.2(12) hereof, or if Purchaser receives notice from any seller-transferor's agent or purchaser-transferee's agent (each as defined in Internal Revenue Code Section 1445(d) and the regulations issued thereunder) that, or Purchaser has actual Knowledge that, such affidavit is false, Purchaser shall deduct and withhold from the Total Purchase Price a tax equal to ten percent (10%) thereof, as required by Internal Revenue Code Section 1445. In the event of any such withholding, Seller's obligation to deliver title hereunder and to otherwise perform all of its obligations hereunder shall not be excused or otherwise affected. Purchaser shall remit such withheld amount to and file the required form with the Internal Revenue Service, and in the event of any claimed over-withholding, Seller shall be limited solely to an action against the Internal Revenue Service for refund (under Regulation Section 1.1464-1(a)), and hereby waives any right of action against Purchaser on account of such withholding. The provisions of this Section 4.2 shall survive the Closing Date hereunder without limit as to time.

                                    ARTICLE 5
                                     SURVEY

         5.1 Survey. Within fifteen (15) days from and after the Effective Date, Seller agrees, at Seller's sole cost and expense, (i) to cause a registered, licensed state surveyor approved by the Title Company to prepare a new and updated on the ground survey (the "Survey") of the Realty, and (ii) to deliver to Purchaser at least three (3) copies, to Purchaser's counsel at least one (1) copy, and to the Title Company at least one (1) copy of the Survey plat and a certificate under the seal of the surveyor, which Survey shall: (a) fix all exterior corners and exterior boundary lines (courses and distances) of the Realty with all such corners monumented with iron pipes or rods; (b) contain a metes and bounds field note description or other appropriate legal description of the Realty, which shall include a reference to the recorded plat, if any, of the Realty, and any easements or rights-of-way thereupon; (c) reflect the actual dimensions of the area within the Realty and all easements, roads, or rights-of-way thereupon, in terms of total acreage and total net acreage (rounded to the nearest one one-thousandth [1/1000] of an acre) and total square footage and total net square footage; (d) reflect all fences, encumbrances, encroachments, easements, and rights-of-way visible on the ground or of record in Fort Bend County, Texas, building set-back lines, streets, public and private roads, alleys (and the location of any access to same), railroads, ditches, creeks, rivers, or other water courses, and water flood zones, on or adjacent to the Realty, showing the width and location thereof, and, where applicable, reference thereto by recording data; (e) reflect the location of power, telephone, water, sewer and gas facilities serving the Realty and, to the extent such information is readily available to the surveyor, the size of such water and sewer lines; (f) reflect any encroachments or overlaps on the Realty or adjacent to the Realty, the outside boundary lines of all improvements and any pipelines adjacent to or abutting the Realty; (g) reflect on the Survey plat all available parking (specifically identifying all handicapped parking spaces) on the Realty and all structures or improvements specifying the square footage of the footprint of all such structures and improvements and certify that no structure or improvement encroaches upon any adjoining property or easement, or violates any restrictive covenant, set-back requirement, or zoning or other ordinance or requirement, or specifying any such encroachment or violation that exists; (h) reflect all other natural monuments, improvements or other objects on the Realty; (i) reflect that the Realty has access by way of ingress and egress to one or more publicly dedicated streets located contiguous to its boundary and indicate the name and width of such streets; and (j) include the surveyor's registered number and seal, the date of the Survey (which shall be no earlier than the Effective Date), and a narrative certificate in the form attached hereto as Exhibit B and made a part hereof for all purposes.

         In addition, provided the surveyor is willing to do so, the foregoing certification shall also specify the zoning classification for the Project.

         Without limiting the foregoing, the Survey shall be in form and substance acceptable to the Title Company as a basis for deleting, to the maximum extent permitted by applicable title insurance regulations, the standard printed exceptions relating to survey matters in the Owner Policy of Title Insurance to be delivered by Seller as hereinafter provided. Without limiting the foregoing, the Survey shall also be in form and substance acceptable to the Purchaser's Lender. For purposes of the property description to be included in the Deed, the field notes prepared by the surveyor shall control any conflicts or inconsistencies with the description herein.

         5.2 Remedies for Failure to Deliver Survey. In the event Seller does not deliver the Survey within such fifteen (15) day period, then and thereafter, Purchaser shall have the option to: (i) cancel this Agreement and have the Earnest Money returned to it, in which event the parties hereto shall have no further obligations hereunder except as set forth herein, or (ii) procure the Survey, and Seller shall reimburse Purchaser immediately upon demand for all reasonable fees charged by the surveyor for the preparation of same, and in the event Seller does not so reimburse

Purchaser, Purchaser may deduct its costs for procuring the Survey from the Total Purchase Price on the Closing Date, or (iii) waive the Survey requirement and proceed to close the sale contemplated by this Agreement.

                                    ARTICLE 6
                     TITLE COMMITMENT AND CONDITION OF TITLE

         6.1 Title Commitment. Within three (3) days from and after the Effective Date, at Seller's sole cost and expense, Seller agrees to cause the Title Company to furnish Purchaser and its counsel a Commitment for Owner Policy of Title Insurance (the "Title Commitment") prepared and issued by the Title Company describing and covering the Realty, listing Purchaser as the prospective name insured and showing as the policy amount the Total Purchase Price, which Title Commitment shall constitute the commitment of the Title Company to insure, by title insurance in the standard form of an Owner Policy of Title Insurance in use in the State of Texas (including such endorsements as Purchaser may request in accordance herewith), Purchaser's title to the Realty to be good and indefeasible, subject only to such exceptions as may be approved by Purchaser as hereinafter provided (herein referred to as "Permitted Exceptions") and to the standard printed exceptions contained in the standard form of Owner Policy of Title Insurance, except that, to the maximum extent permitted by applicable title insurance regulations and at Purchaser's expense, such standard exceptions shall be modified as follows: (i) the standard printed form survey exception shall be amended to read only "shortages in area", (ii) the standard exception as to the lien for taxes shall be limited to the year of Closing, and shall be endorsed "Not Yet Due and Payable.", (iii) there shall be no exception for "visible and apparent easements" or for "public or private roads" or the like, and (iv) there shall be no exception for "rights of parties in possession," except for I/O, as tenant, under the Master Lease.

         6.2 UCC Report. Seller, at its sole cost and expense, has obtained or shall obtain a report (the "UCC Report") of searches made of the Uniform Commercial Code Records of Fort Bend County, Texas, the Official Public Records of Realty of Fort Bend County, Texas, and the Office of the Secretary of State, State of Texas, indicating whether the Project is subject to any liens or security interests (other than liens and security interests, if any, which are to be released at the Closing). An update of the searches (dated no more than two (2) days prior to the Closing Date, but delivered prior to the Closing Date) shall be provided by Seller to Purchaser at Seller's sole cost and expense, unless waived by Purchaser in writing.

         6.3 Disclosure of Exceptions by Title Commitment, Survey and UCC Report. Purchaser and its counsel shall have twenty (20) business days after the date of receipt by Purchaser and its counsel of the last to be received of the Title Commitment (including legible copies of all documents referenced therein as constituting exceptions to Seller's title), the Survey and the UCC Report within which to object in writing to any matters set forth therein which, in Purchaser's sole and absolute discretion, constitute unacceptable exceptions to the title to the Project. Seller shall have a reasonable time, not to exceed fifteen (15) days from the date such objections are made known in writing to Seller, to cure such objections, but Seller shall have no obligation to cure any such objections. Any curative material shall be filed by Seller, at its sole cost and expense, within such fifteen (15) day period. If Seller does not or cannot cure the objections within such fifteen (15) day period, Purchaser shall have the option to: (i) cancel this Agreement, in which event the Title Company shall promptly return the Earnest Money to Purchaser and the parties shall have no further obligations hereunder except as set forth herein, (ii) have an additional fifteen (15) days within which to remove the objections, and any sums reasonably expended by Purchaser up to $35,000.00 in removing such objections (said $35,000.00 to include the curing of any Environmental Conditions pursuant to Section 7.2 hereof and any out-of-pocket expenses pursuant to Section 15.2 hereof) shall be credited against the Total Purchase Price, or (iii) waive the objections in writing, and proceed to close the transaction contemplated hereby in which event such objections shall constitute Permitted Exceptions. In the event, however, that a lien indebtedness against Seller's interest in the Project (including past due taxes) is disclosed by the Title Commitment or UCC Report obtained by or for Purchaser, then Seller shall: (i) discharge, bond around or otherwise obtain the release of such lien indebtedness prior to the Closing, or (ii) authorize the Title Company to discharge such lien indebtedness at the Closing out of the Total Purchase Price.

                                    ARTICLE 7
                ENVIRONMENTAL STUDIES AND REMEDIATION ACTIVITIES

         7.1 Studies. Without in any way limiting any other duties of Seller hereunder to provide information to Purchaser, upon the Effective Date, Seller shall provide to Purchaser copies of all environmental studies, reports and information in Seller's possession, including, without limitation, correspondence from a Governmental Authority, concerning the environmental condition of the Realty (all of the foregoing being hereinafter referred to as "Seller's Environmental Information"). In addition, subject to the provisions of
Article 18 hereof, during the Review Period Purchaser and its contractors and representatives, at Purchaser's expense, shall have the right to conduct any and all environmental studies and tests of the Realty (including, without limitation, Phase I and Phase II Environmental Site Assessments and asbestos and lead paint studies) which Purchaser, in Purchaser's sole discretion, deems necessary to determine whether the Project is suitable for Purchaser's intended use. To the extent Purchaser's Lender does not object, promptly following receipt thereof, Purchaser shall provide copies of all such written reports, studies and tests promptly following Purchaser's receipt thereof. To the extent that Purchaser's Lender objects, if at all, Purchaser shall disclose to Seller orally any items of concern disclosed by such written reports, studies and tests.

         7.2 Remediation. In the event that either Seller's Environmental Information or any studies or tests performed or commissioned by Purchaser indicate the existence of any Environmental Conditions on the Realty, then Seller shall have a period of fifteen (15) days after notification thereof by Purchaser in which to remediate or otherwise cure the same in accordance with all applicable Governmental Requirements (and the Closing Date shall be extended, if necessary, to afford Seller such fifteen (15) day period), but Seller shall be under no obligation to Purchaser to remediate or cure such Environmental Condition. In the event that an Environmental Condition exists or is discovered on the Realty and Seller fails or refuses to remediate or otherwise cure such Environmental Condition within the required fifteen (15) day period, or in the event such Environmental Condition is not capable of being remediated or otherwise cured within such fifteen

(15) day period, then Purchaser shall have the following options: (i) cancel this Agreement by written notice thereof given to Seller prior to the Closing Date, in which event the Title Company shall promptly return the Earnest Money to Purchaser and the parties hereto shall have no further obligations hereunder,
(ii) if the Environmental Condition can be remediated or cured for $35,000.00 or less (said $35,000.00 to include the curing of any objections revealed by the Survey, the Title Commitment and/or the UCC Report pursuant to Section 6.3 and any out-of-pocket expenses pursuant to Section 15.2 hereof), to remediate or cure and deduct the cost thereof from the Total Purchase Price (in which event Purchaser shall have the right to extend the Closing Date for a period not to exceed thirty (30) days in order to accomplish such remediation or cure), or
(iii) waive in writing the remediation or cure of such Environmental Condition and proceed to close the sale contemplated by this Agreement.

                                    ARTICLE 8
                       COVENANTS AND CONDITIONS PRECEDENT

         8.1 Covenants. Without in any way limiting the provisions of Article 18 hereof, Seller covenants and agrees to perform and undertake the following matters at or within the time periods specified, but in all events prior to the expiration of the Review Period, and agrees that the liabilities and obligations of Purchaser hereunder to consummate this transaction contemplated hereby are subject to the satisfaction of each of the following covenants (any of which may be waived in whole or in part by Purchaser on or prior to Closing):

                  (1) Seller shall furnish, or cause to be furnished, to Purchaser, within ten (10) business days following the Effective Date, true, complete and legible copies of the I/O Master Lease and the Leases, including, without limitation, all amendments thereto, if any, all guaranties of I/O's or Tenants' obligations thereunder, all collateral agreements and all tenant financial statements in the possession of or available to Seller or I/O. In addition, Seller shall furnish, or cause to be furnished, to Purchaser with a certified rent roll showing the amounts of all monthly rentals, annual rents, percentage rentals, rent escalations, prepaid rentals, if any, deposits paid to Seller or I/O in connection with the I/O Master Lease or Leases and any other sums paid or to be paid under or in connection with the I/O Master Lease or Leases, including, but not limited to, common area maintenance charges, if any, the amount of any unpaid rental discounts, rebates rental concessions, brokerage commissions and other items payable in connection with the I/O Master Lease or the Leases, any tenant finish-out allowance per square foot which is provided for under the I/O Master Lease or the Leases or otherwise and which has not yet been paid or incurred, all renewal, expansion and similar rights in favor of I/O or Tenants that are not set forth in the I/O Master Lease or Leases, and the tenant improvement work, if any, Seller or I/O is obligated to complete..

                  (2) Seller shall furnish, or cause to be furnished, to Purchaser, within ten (10) business days following the Effective Date, a copy of all insurance carried on the Project (whether the responsibility of Seller, I/O or Tenants) setting forth the name of the carrier, the type of policy, the policy number, the policy term and the annual premium along with copies of all insurance policies set forth on such schedule.

                  (3) Seller shall furnish or make available to Purchaser, within ten (10) business days following the Effective Date, to the extent in Seller's possession or otherwise available to Seller, copies of all pending or current contracts for construction on the Project in excess of $5,000.00, or, where copies of such contracts are not available, such information as Seller may possess or have access to as to the names and addresses of the contractors who are or would be performing the work thereunder.

                  (4) Seller shall furnish or make available to Purchaser, within ten (10) business days following the Effective Date, copies of all guaranties and warranties relating to the Project in Seller's possession or reasonably obtainable by Seller, if any, along with copies of all such guaranties and warranties.

                  (5) Seller shall furnish, or caused to be furnished, to Purchaser, within ten (10) business days following the Effective Date, copies of all Property Agreements (including any and all amendments thereto). Upon review of such Property Agreements, Purchaser may, in its sole discretion, require that Seller terminate any of the same effective not later than Closing, and if Seller is unable or unwilling for any reason to do so, Seller must notify Purchaser of such fact in writing prior to the expiration of the Review Period.

                  (6) Seller shall furnish or make available to Purchaser, within ten (10) business days following the Effective Date, to the extent in Seller's possession or reasonably obtainable by Seller, copies of all Permits (including, without limitation, all licenses, permits or similar documents authorizing or relating to the use, storage or disposal of Hazardous Materials on, at or from the Project).

                  (7) Seller shall furnish or make available to Purchaser, within ten (10) business days following the Effective Date, to the extent in Seller's possession or reasonably obtainable by Seller, copies of the certificate(s) of occupancy issued by any appropriate Governmental Authority for the Improvements (including all completed tenant space).

                  (8) Seller shall furnish to Purchaser, within ten (10) business days following the Effective Date, copies of all real and personal property tax statements relating to the Project and receipts evidencing payment of the taxes for the one (1) tax year immediately prior to the current year.

                  (9) Seller shall furnish to Purchaser, within ten (10) business days following the Effective Date, a schedule of all capital improvement work in process or scheduled for the Project, if any, as of the Effective Date.

                  (10) Not later than ten (10) business days following the Effective Date, Seller shall use its best efforts to obtain the agreement of I/O and Tenants, if required by Purchaser's Lender, to each execute not more than five (5) days prior to Closing an Estoppel Certificate in substantially the form attached hereto as Exhibit C (such obligation being in addition to Seller's covenant hereinafter set forth to assist in securing such other and additional estoppel certificates, subordination, non-disturbance and attornment agreements, and other documents and agreements as Purchaser's Lender may request in connection with the Financing).

                  (11) Seller shall furnish to Purchaser, within ten (10) business days following the Effective Date, copies of all termite and other pest reports on the Project in Seller's possession or reasonably available to Seller.

                  (12) Seller or I/O shall furnish to Purchaser, within ten (10) business days following the Effective Date, copies of the utility bills for the Project for the prior twelve (12) months (other than bills for utilities billed directly to Tenants pursuant to the terms of the Leases).

                  (13) If any Person has issued a valid general contractor's or other warranty with respect to the Project that is not, on its face, transferable to Purchaser, Seller shall use its best efforts to cause such Person to execute an instrument in favor of Purchaser that acknowledges and consents to the assignment of such warranty to Purchaser.

         8.2 Conditions Precedent. Without in any way limiting the provisions of
Article 18 hereof, Purchaser and Seller agree that the liabilities and obligations of Purchaser hereunder to consummate this transaction contemplated hereby are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by Purchaser on or prior to the expiration of the Review Period:

                  (1) Purchaser, at Purchaser's sole cost and expense, shall have received an appraisal ("Appraisal") of the Project satisfactory in all respects to Purchaser, in Purchaser's sole and absolute discretion.

                  (2) Purchaser, at Purchaser's sole cost and expense, shall have received confirmation from a licensed professional engineer acceptable to Purchaser and Purchaser's Lender that the roof, foundation and other structural elements of the Project have a remaining useful life extending at least ten (10) years beyond the Closing Date, without the anticipated need during such period to perform any major repairs or alterations thereto.

                  (3)      Seller shall have obtained the Financing.

         8.3 Purchaser's Rights if Conditions Not Satisfied. Purchaser's obligations under this Agreement are specifically contingent upon the satisfaction of each of the covenants and conditions described in Section 8.1 and Section 8.2 hereof and, where appropriate, the receipt, inspection and/or approval of the Project and the materials and information described herein, within the time limits herein specified. If any of such conditions are not satisfied or if Purchaser, in its sole and absolute discretion, finds any of such material or information unacceptable for whatever reason, then Purchaser may: (i) terminate the Agreement by giving Seller written notice thereof in which event the Title Company shall return all Earnest Money to Purchaser and neither party hereto shall have any further rights, liabilities or obligations hereunder except as set forth herein; (ii) extend the Closing Date for an additional period of time deemed reasonable by Purchaser to permit the satisfaction of such covenants and/or conditions, such additional period of time not to exceed thirty (30) days; or (iii) waive in writing its objection to such material or information, or lack thereof, and consummate the transaction contemplated hereby. To the extent that any of the covenants or conditions set forth in Article 8 are satisfied or are waived by Purchaser in writing, such satisfaction or waiver shall not constitute a waiver or discharge of any of the representations, warranties, covenants or agreements of Seller set forth elsewhere in this Agreement or a waiver by Purchaser of any rights it has to terminate this Agreement pursuant to other provisions of this Agreement.

                                    ARTICLE 9
                     REPRESENTATIONS, WARRANTIES, COVENANTS
                            AND AGREEMENTS OF SELLER

         To induce Purchaser to enter into this Agreement and to purchase the Project, Seller hereby represents and warrants to, and covenants and agrees with Purchaser, the following, with the understanding and intention that Purchaser is relying upon the accuracy of such representations and warranties, and the agreement of Seller to comply with and perform such covenants and agreements, which representations, warranties, covenants and agreements shall be deemed to be made by Seller to Purchaser as of the Effective Date and as of the Closing Date and thereafter (it being understood that such representations, warranties, covenants and agreements shall not be merged into the documents to be executed on the Closing Date but rather shall survive for the period set forth in Section
19.5 of this Agreement), and this Agreement is contingent upon and subject to the truth and accuracy of such representations and warranties, and the full and complete satisfaction of such covenants and agreements, and in the event such representations and warranties are not true and accurate as of Closing and any such covenants and agreements are not satisfied prior to Closing, Purchaser shall have the option of terminating this Agreement at any time prior to Closing, whereupon the Title Company shall promptly return the Earnest Money to Purchaser and all parties hereto shall be released from any and all liability hereunder except as set forth herein, or Purchaser may, at its sole option and discretion, waive in writing Seller's satisfaction of any such representations, warranties, covenants or agreements and consummate the transaction contemplated hereby (it being understood and agreed by Seller and Purchaser that Seller shall remain liable during the survival period provided for in Section 19.5 hereof for all representations, warranties, covenants and agreements made by Seller in this Agreement and not expressly waived in writing by Purchaser as hereinabove provided):

                  (1) Seller has delivered to Purchaser complete, true, and correct copies of the I/O Master Lease and the Leases and all amendments and modifications thereto, and there are no other leases, licenses or similar agreements affecting the Project.

                  (2) With respect to the I/O Master Lease: (i) there are no other promises, amendments, agreements or commitments between Tenants, I/O, Seller, a predecessor in title to the Project, or any one acting by or on behalf of Seller, or any combination thereof, nor are there any commitments binding upon Seller relating to the Project which are described in the I/O Master Lease other than as expressly set forth therein; (ii) the I/O Master Lease is in full force and effect; (iii) there is no uncured breach or default under the I/O Master Lease, and no offset, defense, abatement, or claim is presently available to, or has been asserted by I/O under the I/O Master Lease, nor does any state of fact exist which would with the passage of time or the giving of notice, or both, constitute a breach or default under the I/O Master Lease or would permit a defense, offset, abatement, or claim under the I/O Master Lease; (iv) I/O has not prepaid any rent other than rent due for the current month; (v) except as may be expressly otherwise provided in the I/O Master Lease or the schedule furnished to Purchaser pursuant to Section 8.1 hereof, I/O is not entitled to any rent concession, rent-free occupancy, or reduction or abatement of rent for any reason whatsoever, including, without limitation, for any work (not yet performed) or other consideration (not yet given) in connection with I/O's occupancy pursuant to the I/O Master Lease; (vi) I/O has accepted possession of all space leased to it under the Master Lease;
(vii) all decorating, installation, alteration and tenant finish work which the Seller may be obligated to perform on or prior to the Closing Date for I/O will be performed prior to the Closing Date at the cost of Seller; and (viii) all commissions due or to come due with respect to the I/O Master Lease, or for any renewal, substitution, extension, or expansion thereunder shall be paid, assumed or otherwise satisfied by Seller at or on the Closing Date, and the Project shall be conveyed to Purchaser free and clear of all commissions and brokerage fees with respect to the I/O Master Lease, and any renewals, substitutions, extensions, or expansions thereof, and Seller shall indemnify and agree to defend and hold Purchaser harmless from and against any loss, cost, expense (including, without limitation, attorneys' fees and court costs), or claim in connection with any claim for commissions or like fees in connection with the I/O Master Lease.

                  (3) From the Effective Date until the Closing, Seller shall
(i) maintain the Project in its present condition, subject to reasonable wear and tear, damage, casualty and condemnation, (ii) continue to operate the Project in a good, businesslike manner, (iii) make no change or modification in the I/O Master Lease, the building rules or any presently existing rental policies or rental agreements without, in each instance, the prior written approval of Purchaser, (iv) comply with and fully perform, keep and observe each and every material term, provision, condition, undertaking, covenant and obligation under the I/O Master Lease, and agrees not to modify or amend any of same in any respect without the prior written approval of Purchaser.

                  (4) Seller or I/O has delivered to Purchaser copies of all insurance policies relating to the Project. Seller or I/O shall maintain all such insurance policies in full force and effect through the Closing Date, and neither Seller nor I/O shall cancel nor amend (nor allow the cancellation or amendment, as applicable) any of the same without Purchaser's prior written consent.

                  (5) Seller has not received, and has no Knowledge of, any written notices or written requests from any mortgagee, insurance company or Board of Fire Underwriters, or any organization exercising functions similar thereto, requesting the performance of any work or alterations in respect to the Project, and has not received and has no Knowledge of any such non-written notices or requests.

                  (6) Except as may be set forth on Schedule 2.3(a) or Schedule 2.3(b), as applicable, all of the Permits and Property Agreements are in full force and effect and are freely transferable to Purchaser without cost (or, if there is a cost, it is set forth in on Schedule 2.3(a) or Schedule 2.3(b), as applicable). Except as set forth on Schedule 2.3(a), there are no Property

Agreements which are not cancelable by Purchaser on thirty (30) days or less notice without payment of any cancellation consideration. From the Effective Date through the Closing Date, Seller shall not enter into, nor allow others to enter into, any new Permits or Property Agreements without the prior written consent of Purchaser. The copies of the Permits and Property Agreements delivered to Purchaser hereunder are true, accurate and complete, and Seller has received no notice and has no Knowledge of any material, uncured breach or default by Seller or by any other party under the Permits or Property Agreements. Prior to the Closing Date, Seller shall comply with each and every material undertaking, covenant and obligation under the Permits and Property Agreements and the same shall not be modified, amended, terminated, renewed or otherwise altered without the prior written consent of Purchaser, and Seller shall not modify or alter any repair or maintenance programs or policies now in effect with respect to the Project. At Closing, the Permits and Property Agreements shall be in full force and effect and Seller's interests therein shall be transferred to Purchaser free and clear of any liens, claims or encumbrances.

                  (7) Through the time of Closing, Seller shall fully perform and observe all material requirements of all other contracts and agreements affecting the Project, including, without limitation, any deed of trust or mortgage encumbering the Project or any portion thereof.

                  (8) On the Closing Date, Seller shall have good and indefeasible title in fee simple to the Project, free and clear of all restrictions, liens, leases, encumbrances, rights of entry or reverter, rights-of-way, easements, encroachments, exceptions, and other matters affecting title, except for the Permitted Exceptions.

                  (9) No Person, other than Purchaser, I/O under the I/O Master Lease and Tenants under the Leases, has any rights in or right to acquire the Project or any part thereof, and as long as this Agreement remains in force, Seller will not, without Purchaser's prior written consent, lease, transfer, mortgage, pledge, or convey its interest in the Project or any portion thereof nor any right therein, nor shall Seller enter into, or negotiate for the purpose of entering into, any agreement or amendment to agreement granting to any Person any right with respect to the Project or any part thereof.

                  (10) Other than the Permitted Exceptions, the I/O Master Lease (which shall be terminated at Closing), the Leases, the Property Agreements, and this Agreement, there are no leases, subleases, tenancy arrangements, service contracts, management agreements, or other agreements or instruments which will be in force or effect on the Closing Date that grant to any Person, any right, title, interest, or benefit in or to all or any part of the Project or any right relating to the use, operation, management, maintenance, or repair of all or any part of the Project.

                  (11) There are no parties in possession of any portion of the Project as lessees, tenants at sufferance, trespassers or otherwise, except for I/O under the I/O Master Lease and Tenants under the Leases.

                  (12) There are no outstanding mechanic's and materialmen's liens or claims of creditors against the Project that have not been disclosed to Purchaser and will not be removed by

Seller on or before the Closing Date.

                  (13) There are no taxes, assessments or levies of any type whatsoever that can be imposed upon and collected from the Project arising out of or in connection with the ownership and operation of the Project, or any public improvements in the general vicinity of the Project, other than rent taxes, income taxes, business taxes, franchise taxes, and ad valorem taxes on the Realty for the calendar year in which the Closing Date occurs payable to the State of Texas, County of Fort Bend, the school district in which the Project is situated, and the City of Stafford, and levies and assessments, if any, provided for in the Permitted Exceptions. Without in any way limiting the foregoing, no portion of the Project has, during Seller's ownership of the same, been subject to assessments by any municipal utility district or any other or similar district authorized to impose taxes, charges, liens or assessments on the Project, except as set forth in the Permitted Exceptions.

                  (14) All utilities and other services required to be furnished to the Project, if any, under the I/O Master Lease or the Leases will be furnished prior to and as of the Closing Date.

                  (15) All utilities, including, without limitation, sanitary and storm sewer, electrical, gas, telephone, and water lines have been connected to or installed upon the Project, and enter the Project from adjoining public rights-of-way or through private easements benefitting the Project, and the Project has access to a publicly dedicated and accepted thoroughfare.

                  (16) To Seller's Knowledge, the Improvements, including, but not limited to, the roof, foundation, walls, superstructure, plumbing, air conditioning and heating equipment, electrical wiring, boilers, and hot water heaters are structurally sound, in good working order, and in a state of good repair, and suffer no damage from pest or termite infestation.

                  (17) There is no actual, pending or threatened action, suit, claim, litigation, or proceeding by any entity, individual or governmental agency affecting Seller or the Project which would in any way constitute a lien, claim or obligation of any kind against the Project, and to Seller's Knowledge, there is no such action, suit, claim, litigation or proceeding contemplated.

                  (18) To Seller's Knowledge, there are no pending or threatened condemnation or similar proceedings or assessments affecting the Project or any part thereof, nor to the best Knowledge of Seller, are any such assessments or proceedings contemplated by any Governmental Authority.

                  (19) To Seller's Knowledge, no restrictive covenant or zoning (or its equivalent) classification (or, other Governmental Requirements) is materially violated by the present use and maintenance of the Project and appurtenant uses (including, without limitation, parking uses associated with the Project), and, there are no proceedings to change such zoning (or its equivalent) classification, and Seller shall not itself apply for or acquiesce in any such change.

                  (20) Seller has not received any notice of any breach of any Governmental Requirements or restrictive covenant, and is not under any order of any Governmental Authority, with respect to the Project or the Seller's, I/O's or Tenant's present use and operation of the Project.

                  (21) The execution of this Agreement, the consummation of the transactions herein contemplated, and the performance and observance of the obligations of Seller hereunder and under any and all other agreements and instruments herein mentioned to which Seller is a party will not conflict with or result in the breach of any Governmental Requirements or of any agreement or instrument to which Seller is now a party or to which it is subject, or constitute a default thereunder, and does not require Seller to obtain any consents or approvals from, or the taking of any other actions with respect to any third parties.

                  (22) Seller is a corporation, duly organized under the laws of the State of Delaware, and has all requisite power and authority to carry on Seller's business as it is now being conducted and to enter into and perform this Agreement. The execution of this Agreement, the consummation of the transactions herein contemplated, and the performance or observance of the obligations of Seller hereunder and under any and all other agreements and instruments herein mentioned to which Seller is a party have been duly authorized by all requisite action and are enforceable against Seller in accordance with their respective terms. The individual executing this Agreement on behalf of Seller is authorized to act for and on behalf of and to bind Seller in connection with this Agreement and in so doing to bind Seller to all of the terms and provisions hereof.

                  (23) The financial statements, reports, and other data relative to Seller heretofore furnished by Seller to Purchaser are (and all such statements, reports, information, and other data hereafter furnished by Seller to Purchaser will be) true and correct in all material respects, and fairly reflect the financial condition, the financial results or other subject matter thereof as of the dates thereof.

                  (24) A certificate or certificates of occupancy or the local equivalent, if any have been obtained for the Improvements and all rentable space within the Improvements, if required or issued by any governmental authorities.

                  (25) Seller or I/O pursuant to the I/O Master Lease have maintained and do presently maintain in full force and effect all Environmental Permits, if any, necessary or required for the ownership and operation of the Project, and Seller has provided copies of all such Environmental Permits to Purchaser for its review.

                  (26) To Seller's Knowledge, there will not as of the Closing Date exist any Environmental Condition on or at the Realty or any other matter on or connected with the Project that would cause the imposition on Purchaser of Environmental Liabilities if such Environmental Condition or other matter were disclosed to Governmental Authorities.

                  (27) To Seller's Knowledge, as of the Effective Date and as of the Closing Date neither Seller nor I/O is currently operating nor is required to be operating the Project under any compliance order, decree or agreement; any consent decree, order or agreement; and/or any corrective action decree, order or agreement issued by or entered into with any Governmental

Authority under any Environmental Law.

                  (28) To Seller's Knowledge, no Hazardous Materials have been dumped, landfilled, stored, located or disposed of on the Realty in violation of applicable Environmental Laws during the time Seller has owned the Realty.

                  (29) To Seller's Knowledge, there has not been, in respect to the Project any emission (other than steam or water vapor) into the atmosphere or any discharge, direct or indirect, of any pollutants into the waters of the State of Texas or the United States of America in violation of applicable Environmental Laws during the time Seller has owned the Realty.

                  (30) From the Effective Date through the Closing Date, Seller shall promptly notify Purchaser of any material change with respect to the Project or any information heretofore or hereafter furnished to the Purchaser with respect to the Project, and of any such change which would make any portion of this Agreement, including, but not limited to, the representations, warranties, covenants, and agreements contained in this Article 9 untrue or materially misleading.

                  (31) To Seller's Knowledge, the Project meets all applicable zoning, if any, and other similar or equivalent Governmental Requirements (and that all other governmental and private restrictions such as density, parking area ratio, floor area ratio, light and air limitations and deed and easement restrictions have been complied with) so as to permit the operation thereon of the types of businesses contemplated in the I/O Master Lease and the Leases.


                                   ARTICLE 10
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby warrants and represents to Seller as follows:

         10.1 Purchaser is a Texas limited partnership duly organized under the laws of the State of Texas, and has full power to execute, deliver and perform this Agreement.

         10.2 The execution of this Agreement, the consummation of the transactions herein contemplated, and the performance or observance of the obligations of Purchaser hereunder have been duly authorized by requisite action and are enforceable against Purchaser in accordance with their respective terms. The individuals executing this Agreement on behalf of Purchaser are authorized to act for and on behalf of and to bind Purchaser in connection with this Agreement.

         10.3 The execution of this Agreement, the consummation of the transactions herein contemplated, and the performance and observance of the obligations of Purchaser hereunder and under any and all other agreements and instruments herein mentioned to which Purchaser is a party will not conflict with or result in the breach of any Governmental Requirement or of any agreement or instrument to which Purchaser is now a party or to which it is subject, or constitute a default thereunder, and does not require Purchaser to obtain any consents or approvals from, or the taking of any other actions with respect to any third parties.

                                   ARTICLE 11
                                     CLOSING

         11.1 Closing Date. Unless extended as provided in this Agreement, and provided all conditions described in Articles 5, 6, 7, 8, 9 and 17 hereof are satisfied or waived by Purchaser, Purchaser and Seller shall consummate and close the transactions contemplated hereby on or before five (5) days following the expiration of the Review Period, unless Purchaser and Seller agree to an earlier date (the actual date of Closing hereunder being herein referred to as the "Closing Date"), during regular business hours in the office of the Title Company, or such other location as may be mutually agreed to by the parties. For the purposes of this Agreement, the actual consummation and closing of the purchase and sale contemplated by this Agreement is herein referred to sometimes as the "Closing".

         11.2 Items to be Delivered by Seller on Closing Date. On the Closing Date, Seller shall deliver for the benefit of Purchaser the following (all of which shall be duly executed, witnessed and notarized where appropriate and, where appropriate, be in recordable form):

                  (1) Special Warranty Deed (the "Deed") in substantially the form attached hereto as Exhibit D, duly executed and acknowledged by Seller, which Deed shall convey to Purchaser good and indefeasible fee simple title to the Realty, free and clear of all liens, encumbrances, covenants, restrictions and other matters, except for the Permitted Exceptions.

                  (2) A Bill of Sale and Assignment in substantially the form attached hereto and incorporated herein as Exhibit E, duly executed and acknowledged by Seller.

                  (3) To the extent in Seller's possession or reasonably available to Seller, the Plans, true and correct copies of all licenses and permits, certificates of occupancy, certificates of compliance, tenant files, and studies with respect to the functional aspects of the Project, including, without limitation, soil and compaction tests, flooding studies and environmental studies; copies of all other books and records relating to the ownership and operation of the Project; and copies of any construction contracts for the Improvements and all amendments relating thereto.

                  (4) A "Bills Paid Affidavit" verifying that there are no unpaid bills or claims for labor performed or materials furnished to the Project by or at the instance of Seller prior to the Closing Date.

                  (5) Copies of all insurance policies required to be provided by I/O under the Master Lease and certificates or other proof acceptable to Purchaser that all insurance required under the Master Lease to be provided to Purchaser (as landlord under the Master Lease) and Purchaser's Lender (as the mortgagee of the landlord) has been obtained and that Purchaser and Purchaser's Lender have been named as additional named insureds on the policies therefor, as their interests may appear.

                  (6) An Owner Policy of Title Insurance in the face amount of the Total Purchase Price, in the standard form currently in use in the State of Texas, insuring in Purchaser fee simple, good and indefeasible title to the Realty, subject only to the Permitted Exceptions, and with, at Purchaser's cost
(i) the standard exception concerning shortages in area or discrepancies or conflicts in boundary lines, or any encroachments, or any overlapping of Improvements deleted to the maximum extent permitted by applicable title insurance regulation; (ii) the exception concerning restrictions endorsed "None of Record" except as may be included in the Permitted Exceptions; (iii) the exception as to taxes limited to the year of Closing and subsequent years and endorsed "Not Yet Due and Payable"; (iv) the exception concerning parties in possession limited to I/O and Tenants, and (v) the endorsements described in
Section 6.1 hereof, if any.

                  (7) A certificate, executed and sworn to by Seller, confirming that (i) as of the Closing Date, all of the warranties and representations set forth in Article 9 hereof are true and correct, and all covenants and agreements set forth in Article 8 and Article 9 hereof have been satisfied, and (ii) that no material adverse changes have occurred with respect to any part of the Project.

                  (8) If Seller is not a "foreign person" (as defined in the Internal Revenue Code Section 1445 and the regulations issued thereunder), a non-foreign affidavit containing such information as shall be required by Internal Revenue Code Section 1445 and regulations issued thereunder.

                  (9) Possession of the Project in substantially the same condition as it exists on the Effective Date, subject to the rights of I/O under the Master Lease.

                  (10) Original executed counterparts of the resolutions of Seller, and any other documents as Purchaser shall reasonably request at least five (5) days prior to the Closing Date, to evidence and confirm the power and authority of Seller to close the transaction contemplated herein.

                  (11) If required by Purchaser's Lender, a separate Estoppel Certificate signed by I/O and/or each Tenant in substantially the form attached hereto as Exhibit C, signed by I/O and/or each respective Tenant, as applicable, and dated no earlier than thirty (30) days prior to Closing; provided that Seller shall be required only to use its reasonable and good faith efforts to obtain such Estoppel Certificate from the Tenants other than I/O

                  (12) Such other documents, instruments and certificates as are contemplated herein to effect and complete the Closing including, without limitation, such ordinary and customary instruments as may be requested by the Title Company and Purchaser's Lender (including, without limitation, any subordination, non-disturbance and attornment agreements or similar agreements that Purchaser's Lender may reasonably require from I/O, in a form and substance reasonably satisfactory to I/O).

                  (13) If not already delivered to Purchaser, all other documentation required under Article 17 hereof to be delivered to Purchaser as a condition precedent to Closing.

                  (14) The Master Lease executed and acknowledged by I/O.

         11.3 Items Delivered By Purchaser on Closing Date. On the Closing Date, provided all conditions set forth in Articles 5, 6, 7, 8 and 9 and Article 17 have been fully satisfied and/or complied with, Purchaser shall deliver for the benefit of Seller the following (all of which shall be duly executed, witnessed, and notarized, where appropriate, and, where appropriate, be in recordable form):

                  (1) The Total Purchase Price.

                  (2) Original executed counterparts of the resolutions of Purchaser and any other documents as Seller shall reasonably request at least five (5) days prior to the Closing Date, to evidence and confirm the power and authority of Purchaser to close the transaction contemplated herein.

                  (3) The Master Lease executed and acknowledged by the Purchaser.

                  (4) A subordination, non-disturbance and attornment agreement in a form reasonably acceptable to I/O and Purchaser's Lender, executed by Purchaser's Lender.

                  (5) The Bill of Sale and Assignment in the form attached hereto as Exhibit E, duly executed and acknowledged by Purchaser.

                  (6) Such other documents, instruments and certificates as are contemplated herein to effect and complete the Closing including, without limitation, such ordinary and customary instruments as may be requested by the Title Company.

         11.4 Closing Costs and Attorneys' Fees. On the Closing Date, and except as otherwise provided for herein: (i) Purchaser shall pay Purchaser's attorneys' fees; all mortgage or similar taxes and recording fees associated with the Financing and the liens securing the same; the costs of recording the Deed and any other costs incurred by Purchaser and all other costs which Purchaser has specifically agreed to bear in other parts of this Agreement, and (ii) Seller shall pay the costs of recording all conveyancing documents other than the Deed; all fees, expenses and penalties relating to the payoff of any existing notes secured by the Project or any part thereof, and the release of any deed of trust liens and other liens associated therewith; the cost of examining and insuring title to the Project, as provided for herein (including the cost of the premium of the Owner Policy of Title Insurance, except that Purchaser shall pay the simultaneous issue premium for any Mortgagee Policy of Title Insurance (including any endorsements thereto) required by Purchaser's Lender and the costs of all endorsements and revisions to standard printed exceptions); the cost of the Survey; Seller's attorneys' fees; any other costs incurred by Seller; and all other costs which Seller has specifically agreed to bear in other parts of this Agreement. Seller and Purchaser shall share equally all escrow fees charged by the Title Company. In the event no agreement is contained herein respecting the payment of a particular cost or expense required to be incurred by Seller in connection with this Agreement, such cost or expense shall be paid by Seller. In the event no agreement is contained herein respecting the payment of a particular cost or expense required to be incurred by Purchaser in connection with this Agreement, such cost or expense shall be paid by Purchaser. None of Seller's closing costs and no other costs and expenses of Seller in complying with its covenants and agreements under this Agreement shall be deducted from or charged against gross income for the Project.

         11.5 Prorations. Seller shall be responsible for all ad valorem taxes and assessments on the Project up to the Closing Date including, but not limited to, all special assessments assessed prior to the Closing Date even if such assessments are payable in installments that extend beyond the Closing Date, and all special assessments assessed subsequent to the Closing Date that relate to periods of time prior to the Closing Date. Seller shall be responsible for the payment of Project operating expenses for all periods prior to the Closing Date. Notwithstanding the foregoing, there shall be no prorations, credits or offsets at Closing for such expenses. Both Seller and Purchaser agree that I/O or Tenants are responsible for payment of such expenses under the I/O Master Lease, the Master Lease or the Leases. Nevertheless, to the extent I/O or Tenants fail to pay such expenses for any reason then Seller and Purchaser shall be responsible for satisfaction of such expenses as set forth above.

                                   ARTICLE 12
                       DESTRUCTION, DAMAGE OR CONDEMNATION

         Prior to the Closing Date, risk of loss with regard to the Realty and the construction, ownership, operation, management or maintenance thereof shall be borne by Seller. If, prior to the Closing Date, all or a part of the Realty is subjected to a bona fide threat of condemnation by a body having the power of eminent domain, or included in whole or in part in a governmental plan or proposal which may result in the taking of all or a part of the Realty, or is taken by eminent domain or condemnation (or a sale in lieu thereof), or all or a significant (by which term is meant damage or destruction where the estimated costs of restoration exceed $25,000.00) part of the Realty is damaged or destroyed by fire or other casualty, Purchaser may, by written notice to Seller, given within thirty (30) days after Purchaser's receiving actual notice of such plan or proposal, threat of condemnation, condemnation, damage, destruction, or sale, elect to rescind and cancel this Agreement, and upon such rescission and cancellation, the Title Company shall return the Earnest Money to Purchaser and none of the parties shall have any rights, obligations or liabilities hereunder, except those by which their express terms survive the termination hereof. The Closing Date shall be postponed, if necessary, to grant Purchaser such thirty
(30) day period. If Purchaser does not elect so to rescind, or if less than a significant part of the Realty is damaged or destroyed by fire or other casualty, this Agreement shall remain in full force and effect, and the purchase contemplated herein, less any Realty destroyed by fire or other casualty or taken by eminent domain or condemnation, or sold in lieu thereof, shall be effected with no further adjustments, and on the Closing Date, Seller shall assign, transfer and set over to Purchaser (subject to the rights of I/O under the I/O Master Lease) all of Seller's right, title and interest in and to any insurance proceeds paid or to be paid with respect to such casualty and any awards or proceeds paid or to be paid, in connection with such taking or sale, and Purchaser shall receive a credit against the Total Purchase Price for any insurance deductible amount required to be paid by Purchaser in connection therewith. At such time as all or part of the Realty is subject to a bona fide threat of condemnation as hereinabove provided, Purchaser shall be permitted to participate in the proceedings as if Purchaser were a party to the action.

                                   ARTICLE 13
                             REAL ESTATE COMMISSIONS

         Seller has agreed to pay a brokerage commission in the amount of four percent (4%) of the Total Purchase Price to Grubb & Ellis Company, located at 1330 Post Oak Boulevard, Suite 1400, Houston, Texas 77056 at Closing in connection with the sale and purchase contemplated herein. Grubb & Ellis shall pay at Closing a referral fee in the amount of one percent (1%) of the Total Purchase Price to be divided evenly between Dan Boyles of NAI Partners Commercial and Meredith Hardy of Infincon Advisory Services. In addition, Seller shall be solely responsible for and does hereby agree to pay any and all other brokerage fees, commissions, or other remuneration of any kind arising from the execution of this Agreement or the Closing of the purchase and sale contemplated hereby which are payable to Seller's brokers or any other Person claiming on the basis of any arrangement or agreements made or alleged to be made by or on behalf of Seller in respect to the transactions herein contemplated. Seller shall forever indemnify and hold harmless Purchaser against and in respect of any and all claims, losses, liabilities and expenses, including, without limitation, attorney's fees and court costs, which Purchaser may incur on account of any claim by any broker or agent or other Person (including, without limitation, Grubb & Ellis Company, and any individual broker associated therewith) on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Seller in respect to the transactions herein contemplated. Similarly, Purchaser shall forever indemnify and hold harmless Seller against and in respect of any and all claims, losses, liabilities and expenses, including, without limitation, attorney's fees and court costs, which Seller may incur on account of any claim by any broker or agent or other Person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Purchaser in respect to the transactions herein contemplated. The provisions of this Article 13 shall survive the Closing or the termination of this Agreement.

                                   ARTICLE 14
                                     NOTICES

         All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, transmitted by confirmed facsimile, or by Federal Express or other recognized delivery service, or mailed first class, postage prepaid, certified United States mail, return receipt requested, as follows:

         If to Seller, to:          IPOP Management, Inc.
                                    c/o Input/Output, Inc.
                                    12300 Charles E. Selecman Drive
                                    Stafford, Texas 77477
                                    Attn: C. Robert Bunch

                                    Telephone:       (281) 879-3614
                                    Facsimile:       (281) 879-3632

         with copy to:              Haynes and Boone, LLP
                                    1000 Louisiana, Suite 4300
                                    Houston, Texas 77002
                                    Attn: Robert S. Ladd, Esq.

                                    Telephone:(713) 547-2023
                                    Facsimile:(713) 236-5534

         If to Purchaser, to:       N.L. Ventures III Stafford, L.P.
                                    301 Congress Ave., Ste. 320
                                    Austin, Texas 78701
                                    Attn: Mr. Paul Robshaw

                                    Telephone:       (512) 476-5009
                                    Facsimile:       (512) 476-7779

         with a copy to:            Heath D. Esterak
                                    Fulbright & Jaworski L.L.P.
                                    300 Convent Street, Suite 2200
                                    San Antonio, Texas 78205

                                    Telephone:        (210) 270-7161
                                    Facsimile:        (210) 270-7205

provided that any party may change its address for notice by giving to the other party written notice of such change. Any notice request, demand or other communication given under this Section shall be effective upon the earlier of
(i) personal delivery to the party to receive such notice, request, demand or communication, (ii) receipt (including, without limitation, by way of a facsimile transmittal confirmation) at the address for notice as provided for herein for the party to receive such notice, request, demand or communication, or (iii) the expiration of seventy-two (72) hours from and after the date such notice, request, demand or other communication was sent in accordance herewith. Telephone numbers herein are given for convenience only; no communication made solely by telephone shall be considered a valid form of communication hereunder.

                                   ARTICLE 15
                              DEFAULTS AND REMEDIES

         15.1 Seller's Remedies on Purchaser's Default. In the event that Purchaser shall fail to consummate the purchase of the Project on or before the Closing Date for any reason other than termination hereof pursuant to a right granted to Purchaser to do so, failure of any condition set forth herein, or breach by Seller of its representations, warranties, covenants or agreements hereunder, then, as its sole and exclusive remedy hereunder, Seller may terminate this Agreement and receive the Earnest Money from the Title Company, whereupon neither party shall have any further obligations hereunder except as set forth herein. Seller agrees to accept such sum as its total liquidated damages and relief and as its sole remedy, at law or in equity, for Purchaser's default hereunder, the parties having agreed that in the event of a default hereunder by Purchaser, the actual harm to Seller will be extremely difficult and impracticable to determine, and Seller and Purchaser agree that said liquidated damages are not intended as a penalty.

         15.2 Purchaser's Remedies on Seller's Default. In the event Seller shall fail or refuse to fully and timely perform any of its obligations hereunder and such failure continues for five (5) days after written notice thereof, or shall fail or refuse to consummate the sale of the Project for any reason not set forth in this Agreement, except where caused solely by Purchaser's default, then as its sole and exclusive remedies hereunder, Purchaser may: (i) terminate this Agreement and recover (a) from the Title Company, the Earnest Money, and (b) from Seller, Purchaser's actual out-of-pocket expenses incurred in connection with the transaction herein contemplated, up to a maximum of $35,000.00 (including such amounts as contemplated by Sections 6.3 and 7.2 hereof), and thereafter neither party shall have any further obligations hereunder except as set forth herein, or (ii) enforce specific performance of this Agreement (and should Purchaser be successful in enforcing specific performance, Seller shall be responsible for all of Purchaser's court costs and attorneys' fees incurred in connection therewith). In the event Seller fails or refuses to perform any covenant or agreement herein undertaken or fails or refuses to furnish any item or thing or permit any inspection, then Purchaser may, at its election, either waive such compliance or performance by Seller and proceed to Closing, or extend the Closing Date for such period of time (not to exceed thirty (30) days) deemed appropriate by Purchaser in which event the substituted Closing Date shall thereafter be and constitute the Closing Date hereunder.

                                   ARTICLE 16
                                    INDEMNITY

                              Intentionally Deleted


                                   ARTICLE 17
                               SPECIAL PROVISIONS

         Notwithstanding anything to the contrary herein, satisfaction of all of the provisions of this Article 17 shall be a further express condition precedent to the obligations of Purchaser to close the transaction contemplated hereby.

         17.1 Financing. Purchaser shall seek to obtain financing (the "Financing") for the acquisition of the Project from a lender ("Purchaser's Lender") on terms and conditions satisfactory to Purchaser in its sole discretion on or before the expiration of the Review Period. If Purchaser is unable to obtain such financing, then Purchaser shall have the absolute and unfettered right, at any time prior to expiration of the Review Period, to terminate this Agreement by sending written notice of such termination to Seller and the Title Company, whereupon the Title Company shall return the Earnest Money to Purchaser and the parties hereto shall have no further obligations under this Agreement, except as may otherwise be provided herein. Seller agrees to cooperate with Purchaser in seeking to cause I/O and Tenants to execute, such estoppel certificates, subordination, nondisturbance and attornment agreements, and other instruments as Purchaser's Lender may reasonably require in connection with such financing, and Seller further agrees to cooperate with Purchaser's Lender and to allow such lender and its contractors, appraisers and representatives reasonable access to the Project to inspect same and to perform such other due diligence in connection with the loan as they may reasonably deem necessary; subject, however, to the provisions set forth in Article 18 hereof. In addition, Seller agrees that Purchaser may share all studies, tests, reports, financial data and other information regarding the Project provided by Seller to Purchaser with Purchaser's Lender and prospective lenders.

         17.2 Master Lease. At Closing, I/O and Purchaser shall enter into a Master Lease to be negotiated by Purchaser and I/O during the Review Period (as such term is defined below).

                                   ARTICLE 18
                                  REVIEW PERIOD

         For the purposes of this Agreement, the term "Review Period" shall mean the period of time commencing on the Effective Date and expiring on the sixtieth
(60th) day following the Effective Date. During the Review Period, Purchaser, at Purchaser's expense, may review all of the documents, items, information and materials identified in Section 8.1 hereof, and may conduct soil tests, structural tests, and such other engineering and economic feasibility tests and studies and such other inspections or investigations with respect to the Project, as Purchaser may desire or deem appropriate. Seller agrees to reasonably cooperate with and reasonably assist Purchaser in the physical inspection of the Project and the inspection of such documents, items, information and materials, provided that such inspection shall be conducted during normal business hours or at such other time as is reasonable and necessary to conduct the inspection, and shall not unreasonably interfere with the normal business of Seller, I/O or Tenants. If, within the Review Period, Purchaser shall, for any reason, in Purchaser's sole and absolute discretion, be dissatisfied with any aspect of the Project, then Purchaser shall have the absolute and unfettered right to terminate this Agreement by sending written notice of such termination to Seller at any time prior to the expiration of the Review Period. In the event that Purchaser terminates this Agreement, as provided above, the Title Company shall return the Earnest Money to Purchaser and the parties hereto shall have no further obligations under this Agreement, except as may otherwise be provided herein. Purchaser agrees to indemnify, defend and hold harmless Seller from, against and with respect to any and all losses, costs, expenses, claims, demands and causes of action (collectively, "Losses") caused by Purchaser's or any of its agents', employees' or representatives' activities at the Property pursuant to this Article 18; provided, however, the foregoing indemnity shall not extend to any Losses attributable to the acts, omissions or negligence of Seller or any of its agents, employees or representatives, or to any defects or dangerous conditions existing at the Project. Purchaser shall have the right to extend the Review Period for up to forty-five (45) additional days by delivering written notice of such extension to Seller not less than three (3) days prior to the expiration of the original Review Period if Purchaser has identified a proposed lender and Purchaser reasonably believes that it requires such additional forty-five (45) day period in order to finalize the financing described in Article 17 hereof.

                                   ARTICLE 19
                                  MISCELLANEOUS

         19.1 Disclosures.

                  (1) Each of the parties to this Agreement shall keep confidential and shall not without the consent of the other disclose the terms of, or provide a copy of, this Agreement to any Person prior to the Closing Date, except that each party may, to the extent reasonably necessary in connection with the exercise of such party's rights and obligations hereunder or in connection with any litigation arising in connection herewith, disclose material terms hereof to the party's accountants, brokers, engineers, attorneys, lenders and other similar professionals involved in the transaction contemplated hereby.

                  (2) Each of the parties to this Agreement shall not, without consulting the other, make any public announcements in respect of this Agreement or the transactions contemplated herein prior to the Closing Date, except as may be required to comply with Governmental Requirements in the reasonable judgment of counsel for the party making any such announcement.

         19.2 Cooperation; Further Documents.

                  (1) Each of the parties hereto agrees to use its reasonable good faith efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable Governmental Requirements, regulations or otherwise, to consummate and to make effective the transactions contemplated by this Agreement, including, without limitation, the timely performance of all actions and things contemplated by this Agreement to be taken or done by each of the parties hereto.

                  (2) Each party shall cooperate with the other party in such other party's discharge of the obligations hereunder, which shall include making reasonably available to the other party (but if after the Closing Date, at the other party's direct out-of-pocket expense), such of its personnel as have relevant information with respect thereto.

                  (3) Seller shall from time to time, at the reasonable request of Purchaser, execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered contemporaneously herewith and at the Closing, and take such other action as Purchaser may reasonably require to more effectively transfer, convey and assign to and vest in Purchaser, and to put Purchaser in possession of, any assets being transferred, conveyed, assigned and delivered by Seller pursuant to this Agreement.

         19.3 No Partnership. This Agreement is a contract of purchase and sale only and is not intended and shall not be construed to create any association, trust, partnership, joint venture, agency or any other relationship between Purchaser and Seller.

         19.4 Savings Clause. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Texas, or under any other applicable laws of any other jurisdiction, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use commercially reasonable efforts to agree to appropriate equitable amendments to this Agreement in light of such severance.

         19.5 Survival. Except as may otherwise be expressly set forth herein, each and every indemnification obligation, warranty, representation, covenant and agreement of Seller and Purchaser contained herein shall survive the execution, delivery and Closing (if any) of this Agreement for a period of one
(1) year from and after the Closing Date or, if no Closing shall occur, for a period of two (2) years from and after the date of termination of this Agreement, and shall not be merged into the Deed (if any) or any other document executed and delivered prior to or at the Closing, but shall expressly survive and be binding thereafter on Seller and Purchaser, respectively. No inspections or examinations of the Project or the books, records, or information relative thereto by Purchaser shall diminish or otherwise affect Seller's indemnification obligations, representations, warranties, covenants and agreements relative thereto, and Purchaser may continue to rely thereon.

         19.6 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas.

         19.7 Cumulative Rights. Except as may otherwise be set forth herein, all rights, powers and privileges conferred hereunder upon the parties shall be cumulative and not restrictive of those given by law.

         19.8 No Waiver By Conduct. The failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder shall not, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of such parties rights to demand exact compliance with the terms hereof.

         19.9 Entire Agreement. This Agreement, including the exhibits, annexes and schedules attached hereto, constitutes the entire agreement and understanding between the parties hereto relating to the sale and purchase of the Project, and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection therewith, including without limitation that certain Letter of Intent dated March 6, 2001, entered into between Purchaser and Seller. No statements, agreements, covenants, understandings, representations, warranties or conditions not expressed in this Agreement shall be binding upon the parties hereto, or shall be effective to interpret, change, or restrict provisions of this Agreement, unless such is in writing, signed by both parties hereto and by reference made a part hereof. This Agreement may not be modified or amended except by a subsequent agreement in writing signed by Seller and Purchaser.

         19.10 Assignment. Seller shall not assign, transfer, or mortgage Seller's interest in this Agreement. Seller expressly agrees that Purchaser shall have the absolute right to assign and transfer Purchaser's interest in the Project and in this Agreement to any Affiliate without the need to obtain the consent of Seller, and in the event of any such assignment, such assignee shall succeed to all the interests and rights so assigned as though such assignee had originally executed this Agreement instead of Purchaser, and Purchaser shall thereafter be relieved of all liabilities and obligations hereunder or related hereto.

         19.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

         19.12 Binding Effect. Subject to the restrictions set forth in Section
19.10 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         19.13 Time. Time is of the essence with respect to this Agreement, and the respective time periods set forth herein.

         19.14 Captions. The captions in this Agreement are inserted for convenience and reference only, and shall in no way affect, define, limit or describe the scope, intent or construction of any provision hereof.

         19.15 Pronouns. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate.

         19.16 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Seller and Purchaser, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Seller and Purchaser hereby waive the application in connection with the interpretation and construction of this

Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

         19.17 Third Party Beneficiaries. Except as expressly set forth herein, nothing in this Agreement is intended or shall operate to create any rights of any nature in favor of any Person not a party to this Agreement.

         19.18 Recordation. Neither Seller nor Purchaser shall record this Agreement in the Real Property Records without the prior written consent of the other party.

         19.19 Limitation on Damages. Notwithstanding any other provision to the contrary set forth in this Agreement, but without in any way limiting any party's indemnification obligations hereunder, no party hereto shall be liable to any other party hereto for any incidental, consequential, special, exemplary or punitive damages arising out of or in connection with this Agreement, regardless of whether the breaching or defaulting party knew or should have known of the possibility of such damages, and without regard to the nature of the claim or the underlying theory or cause of action, and each party hereby waives its right to all such remedies and damages.

         19.20 Contingent Offers. Seller shall not accept, review, entertain or solicit any backup or contingent offers on the Project, or any part thereof, from any Person during the pendency of this Agreement.

                    [Signatures of the Parties on Next Page]

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first set forth on page S-3.


                                       SELLER:

                                       IPOP MANAGEMENT, INC., a Delaware
                                       corporation


                                       By: /s/ C. ROBERT BUNCH
                                          --------------------------------------
                                       Name:   C. Robert Bunch
                                            ------------------------------------
                                       Title:  Vice President
                                             -----------------------------------


                                      S-1-

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first set forth on page S-3.




                            PURCHASER:

                            N.L. VENTURES III STAFFORD, L.P., a Texas limited partnership

                                     N. L. VENTURES III STAFFORD
                                     MANAGEMENT, L.L.C., a Texas limited
                                     liability corporation, its General Partner


                                     By: /s/ PETER S. CARLSEN
                                        ----------------------------------------
                                     Name:   Peter S. Carlsen
                                     Title:  Manager


                                      S-2-

         Receipt of a fully executed copy of this Agreement is hereby acknowledged, and the undersigned Title Company agrees to perform the duties of the Title Company set forth in the foregoing Agreement as and when called upon to do so.


                        TITLE COMPANY:

                        ALAMO  TITLE COMPANY


                        By:    /s/ TOM HAMILTON
                           ----------------------------------------------------
                        Name:  Office of Tom Hamilton
                             --------------------------------------------------
                        Title:
                              -------------------------------------------------

                        "Effective Date":       6/19/01
                                         --------------------------------------


                                      S-3-

                                     ANNEX A

                         General Definitional Provisions

         (1) All terms defined in this Agreement shall have their defined meanings when used in each certificate, exhibit, schedule, annex or other instrument related thereto, unless in any case the context states or implies otherwise; and when required by the context, each term shall include the plural as well as the singular, and vice versa.

         (2) Definitions of each Person specifically defined herein, unless otherwise expressly provided to the contrary, include the successors, assigns, heirs and legal representatives of each such Person.

         (3) Unless the context otherwise requires or unless otherwise expressly provided, references to this Agreement shall include all amendments, modifications, supplements and restatements thereof or thereto, as applicable, and as in effect from time to time.

                                  Defined Terms

         The terms defined in this Annex A shall, for all purposes of this Agreement, have the meanings herein specified.

         "Affiliate" shall mean when used with respect to a Person, any Person
(i) which directly or indirectly (through one or more intermediaries) controls, or is controlled by, or is under common control with, such first mentioned person or entity, or (ii) which beneficially owns, holds, or controls five percent (5%) or more of the interest of such first mentioned person or entity. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a person or entity, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

         "Appraisal" shall have the meaning ascribed to such term in Section 8.1 hereof.

         "Closing" shall have the meaning ascribed to such term in Section 11.1 hereof.

         "Closing Date" shall have the meaning ascribed to such term in Section
11.1 hereof.

         "Commencement Date" shall have the meaning ascribed to such term in
Article 18 hereof.

         "Deed" shall have the meaning ascribed to such term in Section 11.2(1) hereof.

         "Effective Date" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

                                    Annex A-1

         "Environmental Conditions" means any and all acts, omissions, events, circumstances, and conditions on or in connection with the Realty or the Project that constitute a violation of, or require remediation under, any Environmental Laws, including any pollution, contamination, degradation, damage, or injury caused by, related to, or arising from or in connection with the generation, use, handling, treatment, storage, disposal, discharge, emission or release of Hazardous Materials.

         "Environmental Laws" means all applicable federal, state, local or municipal laws, rules, regulations, statutes, ordinances or orders of any Governmental Authority, relating to (a) the control of any potential pollutant, or protection of health or the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal, discharge, release, emission or transportation, (c) exposure to hazardous, toxic or other substances alleged to be harmful, (d) the protection of any endangered or at-risk plant or animal life, or (e) the emission, control or abatement of noise. "Environmental Laws" shall include, but not be limited to, all of the following, together with all amendments thereto and any replacement or successor statutes: the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Endangered Species Act, 16 U.S.C. Section 1531 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., including the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 11001, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
Section 136 et seq., and the Federal Water Pollution Control Act, 33 U.S.C.
Section 1251 et seq. The term "Environmental Laws" shall also include all applicable state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the subject matter of the above listed federal statutes or promulgated by any Governmental Authority in order to carry out the purposes of any federal, state, local or municipal law.

         "Environmental Liabilities" means any and all liabilities, responsibilities, claims, suits, losses, costs (including remedial, removal, response, abatement, clean-up, investigative and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys' fees and other legal costs incurred or imposed (a) pursuant to any agreement, order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws,
(b) pursuant to any claim by a Governmental Authority or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Authority, Person pursuant to common law or statute and related to the use or release of Hazardous Materials, or (c) as a result of Environmental Conditions.

         "Environmental Permits" means any permits, licenses, approvals, consents, registrations, identification numbers or other authorizations with respect to the Project or the ownership or operation thereof required under any applicable Environmental Law.

         "Excluded Property" means the property described on Schedule ___ attached hereto.


                                    Annex A-2

         "Governmental Authority" means any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

         "Governmental Requirements" means any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

         "Hazardous Materials" means any (a) petroleum or petroleum products,
(b) asbestos or asbestos containing materials, (c) hazardous substances as defined by Section 101(14) of CERCLA and (d) any other chemical, substance or waste that is regulated by any Governmental Authority under any Environmental Law.

         "Incidental Rights" shall have the meaning ascribed to such term in
Section 2.3 hereof.

         "Improvements" shall have the meaning ascribed to such term in Section
2.1 hereof.

         "Knowledge" of shall mean the current actual knowledge of Glenn Weissinger and Bob Bunch.

         "Land" shall have the meaning ascribed to such term in Section 2.1 hereof.

         "Leases" shall have the meaning ascribed to such term in the recitals hereof.

         "Permits" shall have the meaning ascribed to such term in Section 2.3 hereof.

         "Permitted Exceptions" shall have the meaning ascribed to such term in
Section 6.1 hereof.

         "Person" shall mean any natural person, Governmental Authority, corporation, partnership, limited liability company, joint venture, association or other entity of any kind.

         "Personalty" shall have the meaning ascribed to such term in Section
2.2 hereof.

         "Plans" shall have the meaning ascribed to such term in Section 2.4 hereof.

         "Project" shall have the meaning ascribed to such term in Section 2.6 hereof.

         "Property Agreements" shall have the meaning ascribed to such term in
Section 2.3 hereof.

         "Purchaser's Lender" shall have the meaning ascribed to such term in
Section 17.1 hereof.


                                    Annex A-3

         "Purchaser Liabilities" shall have the meaning ascribed to such term in
Section 16.2 hereof.

         "Realty" shall have the meaning ascribed to such term in Section 2.1 hereof.

         "Review Period" shall have the meaning ascribed to such term in Article 18 hereof.

         "Seller Liabilities" shall have the meaning ascribed to such term in
Section 16.1 hereof.

         "Survey" shall have the meaning ascribed to such term in Section 5.1 hereof.

         "Tenants" shall have the meaning ascribed to such term in the recitals hereof.

         "Title Commitment" shall have the meaning ascribed to such term in
Section 6.1 hereof.

         "Title Company" shall mean Alamo Title Company located at 5251 Westheimer, Suite 200, Houston, Texas 77056, Attention: Tom Hamilton.

         "Total Purchase Price" shall have the meaning ascribed to such term in
Section 4.1 hereof.


                                    Annex A-4

                                    EXHIBIT A

                                LAND DESCRIPTION


TRACT 1:

All of that certain tract or parcel of land containing 6.2903 acres (274,006 square feet), more or less, being all of Reserve "A-3", of Replat of Reserve "A" Parc Plaza Business Park, an addition in Fort Bend County, Texas according to the map or plat thereof recorded under Slide No. 687/B, of the Plat Records of Fort Bend County, Texas.

TRACT 2:

All of that certain tract or parcel of land containing 4.8017 acres (209,162 square feet), more or less, being all of Reserve "A-1", of Replat of Reserve "A" Parc Plaza Business Park, an addition in Fort Bend County, Texas according to the map or plat thereof recorded under Slide No. 687/B, of the Plat Records of Fort Bend County, Texas.

TRACT 3:

All of that certain tract or parcel of land containing 4.1667 acres (181,500 square feet), more or less, being all of Reserve "A-2", of Replat of Parc Plaza Business Park, an addition in Fort Bend County, Texas according to the map or plat thereof recorded under Slide No. 687/B, of the Plat Records of Fort Bend County, Texas.


                                   Exhibit A-1

                                    EXHIBIT B

                             SURVEYOR'S CERTIFICATE


To: [Name of Purchaser]; Input Output, Inc., Alamo Title Insurance Company; and [Name of Lender], its successors and assigns

I hereby certify that:

           (a) this survey was prepared by me or under my supervision in accordance with the minimum detail standards for a Category 1A Condition II Survey (Texas Minimum Detail Standards), as defined in the Texas Society of Professional Surveyors' Manual of Practice for Land Surveying in the State of Texas;

           (b) this survey which was established by a transit-tape (instrument) field survey actually made on the ground pursuant to the record description is true, correct and accurate as to the boundaries and areas of the subject property and the location and number of parking spaces, size, location and type of buildings and improvements thereon (if any), and as to the other matters shown hereon, it shows the location of all improvements, rights-of-way, easements and any other matters affecting the subject property;

           (c) there are no party walls or encroachments on adjoining premises, streets or alleys by any buildings, structures, or other improvement located on the property and there are no encroachments on the property by buildings, structures or other improvements situated on adjoining property, except as shown on the survey and set forth as a note on the survey;

           (d) adequate ingress to and egress from the subject property is provided by [name of streets], the same being paved, dedicated public right(s)-of-way maintained by [name of maintaining authority];

           (e) the subject property does not serve any adjoining property for drainage, ingress and egress or any other purpose except as shown on the survey and set forth as a note on the survey;

           (f) all required building setback lines on the subject property are located as shown hereon;

           (g) I have received and examined a copy of a Commitment for Title Insurance Commitment No. _______________, issued by ______________________,
Agent for ________ Title Insurance Company, and of each instrument listed therein; the location of each such easement, right-of-way, servitude and other matter affecting title, to the extent it can be located, has been shown on the survey with appropriate recording reference; and all matters that cannot be located have been listed as a note on the survey; and


                                   Exhibit B-1

           (h) I have consulted the U.S. Department of Housing and Urban Development, Federal Insurance Administration Flood Hazard Boundary Map, Community Number __________, Sheet Number __________ revised __________, and found that the subject property is not located in a special flood hazard area according to the map [or if it is in a flood hazard area, please describe].


                                                  (Signature of Surveyor)
(Surveyor's Seal)
                                                  Registered Surveyor,
                                                  State of ______________

                                                  Registered No._________


                                   Exhibit B-2

                                    EXHIBIT C

                              ESTOPPEL CERTIFICATE


           THIS ESTOPPEL CERTIFICATE ("Certificate"), dated as of
________________, 2001, is executed by_________________________________, a
___________________ ("Tenant") in favor of ________________________________, a
Texas _______________, and its lenders and assigns ("Purchaser").

                                 R E C I T A L S


           A. Purchaser and _________________________, a ______________________
("Landlord"), have entered into that certain Sale and Purchase Agreement, dated as of _______________________, ________ (the "Contract"), whereby Purchaser has agreed to purchase, among other things, the real property more particularly described in Exhibit A attached hereto and made a part hereof for all purposes (the "Land"), together with all improvements thereon and all rights and interests appurtenant thereto, said Land and improvements being located at __________________________ ,in the City of ____________________________,
___________________ County, _____________, and being commonly known as
"________________________" (the Land, the improvements thereon, and all rights and interests appurtenant thereto are herein collectively referred to as the "Property").

           B. Tenant and Landlord have entered into that certain
_________________________ dated _______________________ (the "Lease"), covering portions of the Property.


           C. Pursuant to the Lease, Tenant has agreed that upon the request of Landlord, Tenant would execute and deliver an estoppel certificate certifying the status of the Lease.

           D. In connection with the Contract, Landlord has requested that Tenant execute this Certificate.

           NOW, THEREFORE, Tenant certifies, warrants, and represents to Purchaser and Landlord as follows:

                                A G R E E M E N T

           Section 1. Lease. A true, correct and complete copy of the Lease is attached hereto as Exhibit B.

           Section 2. Leased Premises. Pursuant to the Lease, Tenant leases the Land and the building(s) thereon containing approximately ____________ square feet of space (the "Leased Premises"), as more particularly described in the Lease.


                                   Exhibit C-1

           Section 3. Full Force of Lease. As of the date of this Certificate, the Lease is in full force and effect, has not been terminated, and is enforceable in accordance with its terms.

           Section 4. Complete Agreement. The Lease constitutes the complete agreement between Landlord and Tenant for the Leased Premises and the Property, and no amendments, modifications or extensions of the Lease, either written or oral, currently exist, other than the following, copies of which are attached hereto as part of Exhibit B (if none, please state "None"): ____________________
________________________________________________________________________________

           Section 5. Acceptance of Leased Premises. Tenant has accepted and is currently occupying the Leased Premises.

           Section 6. Lease Term. The term of the Lease commenced on ___________________, _______, with the first installment of rent payable under the Lease due on ___________________, _______ , and the term of the Lease ends on ____________________, 20___. Tenant has no right to renew or extend the term of the Lease except as follows (if none, please state "None"): _________________
________________________________________________________________________________

           Section 7. Purchase Rights or Similar Rights. Tenant has no option, right of first refusal, right of first offer, or other right to purchase all or any portion of the Leased Premises or all or any portion of the Property, except as follows (if none, please state "None"): _____________________________________
________________________________________________________________________________

           Section 8. Rights of Tenant. Except as expressly stated in this Certificate or the Lease, Tenant has no right, title, or interest in the Leased Premises, other than as Tenant under the Lease.

           Section 9.  Rent.

                      (a) The rent under the Lease is current through ______________, 20___, and Tenant is not in default in the performance of any of its obligations under the Lease.

                      (b) Tenant is currently paying base rent under the Lease in the amount of______________________________________________
           Dollars ($___________) per month. Tenant is not receiving and, to its knowledge, is not entitled to, any abatement, refunds, rebates, concessions or forgiveness of rent or other charges, free rent, partial rent, or credits, offsets or reductions in rent, except as follows (if none, please state "None"):

                      (c) Tenant's proportionate share of maintenance expenses, insurance, real estate taxes, assessments, utilities, and other operating, administrative and overhead expenses for the Property (exclusive of utilities and other charges billed directly to Tenant and for which Tenant is solely responsible) is ______% and is currently being paid at the rate of $___________ per ____________________. All such expense payments are made by Tenant directly to Landlord, except as follows (please describe any exceptions):
           ________________________________________________________________.
           Annual


                                   Exhibit C-2
           reconciliations of such expense payments are made on or before _______________ of each calendar year. No payments are currently due from Tenant to Landlord or from Landlord to Tenant in connection with any past reconciliations, including the last such reconciliation, made on ____________________, ______, and the next reconciliation is to be made on or before _________________________, _______ covering the period from _________________, _______ to _____________________,
           _______.

                     (d) To Tenant's knowledge, there are no existing defenses or offsets against rent or other payments due or to become due under the terms of the Lease, and there has been no default or other wrongful act or omission by Landlord under the Lease or otherwise in connection with Tenant's occupancy of the Leased Premises, except as follows (if none, please state "None"): _____________________________
           _____________________________________________________________________

           Section 10. Security Deposit. The amount of Tenant's security deposit held by Landlord under the Lease is (if none, please state "None"):
$_________________

           Section 11. Prepaid Rent. The amount of prepaid rent, separate from the security deposit, is $__________, covering the period from ____________________ to ____________________.

           Section 12. Insurance. All insurance, if any, required to be maintained by Tenant under the Lease is presently in effect.

           Section 13. Pending Actions. To Tenant's knowledge, there are no actions, whether voluntary or otherwise, pending against Tenant (or any guarantor of the Tenant's obligations under the Lease) pursuant to the bankruptcy or insolvency laws of the United States or any state thereof.

           Section 14. Tenant Improvements. All construction of buildings, site improvements, interior tenant improvements and other requirements respecting the initial construction or any repair or remodeling of the Leased Premises that Landlord was to have performed in accordance with the terms of the Lease have been performed, completed and paid for in all respects and accepted by Tenant. All tenant allowances, reimbursements and construction and repair costs and other, similar sums agreed to be paid by Landlord respecting the Leased Premises have been paid, except as follows (if there are no further obligations on the part of Landlord to be paid or performed, please state "None"): ________________
________________________________________________________________________________

           Section 15. Guaranty. Tenant's obligations under the Lease are guaranteed by _________________________________________ ("Guarantor") (if there is no guarantor of Tenant's obligations, please state "None"). A true, correct and complete copy of such guaranty (if any) is attached hereto as Exhibit C and made a part hereof for all purposes.


           Section 16. Landlord's Obligations. As of the date of this Certificate, to Tenant's knowledge, (i) Landlord has performed all obligations required by Landlord pursuant to the Lease


                                   Exhibit C-3
subject to Landlord's maintenance and other obligations under the Lease with respect to matters arising after the date hereof; (ii) no offsets, counterclaims, or defenses of Tenant under the Lease exist against Landlord; and
(iii) no events have occurred that, with the passage of time or the giving of notice, would constitute a basis for offsets, counterclaims, or defenses against Landlord, except as follows (if none, please state "None"): ____________________
________________________________________________________________________________

Section 17. Assignments by Tenant. Tenant has not sublet or assigned the Leased Premises or the Lease or any portion thereof to any sublessee or assignee except as follows (if there are no subleases or assignments, please state "None"): ____
________________________________________________________________________________

The address for notices to be sent to Tenant is as set forth in the Lease.

           Section 18.  Environmental Matters.

                      (a) To Tenant's knowledge, the use maintenance and operation of the Leased Premises complies with all applicable federal, state, county and local statutes, laws, rules and regulations of any governmental authorities relating to environmental, health or safety matters (collectively, "Environmental Laws").

                      (b) To Tenant's knowledge, Tenant has not used, generated, released, discharged, stored or disposed of any Hazardous Materials (as hereinafter defined) on, under, in or about the Leased Premises, or transported any Hazardous Materials to or from the Leased Premises, other than Hazardous Materials used in the ordinary and commercially reasonable course of Tenant's business in compliance with all Environmental Laws. As used herein the term "Hazardous Materials" shall mean (a) any "hazardous substance" as such term is presently defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) and any regulations promulgated thereunder ("CERCLA"), and any additional substances or materials which are now defined as "hazardous substances," "hazardous waste," "toxic substances" or "toxic waste" under any other Environmental law or other law applicable to the Leased Premises or under regulations promulgated pursuant thereto.

                      (c) Tenant has not received any written notice, of any violation of any Environmental Law or of any allegation which, if true, would contradict anything contained herein and there are no writs, injunctions, decrees, orders or judgments outstanding, no lawsuits, claims, proceedings or investigations pending, relating to the use, maintenance or operation of the Leased Premises.

           Tenant makes this Certificate with the knowledge that it will be relied upon by Purchaser in agreeing to purchase the Property, by Landlord, and by Purchaser's lender. Further, Tenant acknowledges and agrees that this Certificate may be relied upon by any person or entity to whom Purchaser assigns its right, title and interest in and to the Contract.


                                   Exhibit C-4

           Tenant has executed this Certificate as of the date first written above by the persons named below, who are duly authorized to do so.

           This Estoppel Certificate is being delivered on the express condition that the only use or purpose of this Estoppel Certificate will be to prevent Tenant from making any statement or claim contrary to any factual matters set forth herein. Tenant shall have no obligation to update this Certificate or advise of changes in circumstances that would make any statement in this Estoppel Certificate not true or complete after a date subsequent to the date hereof.

                       [Signature of Tenant on Next Page]





                                   Exhibit C-5

           EXECUTED as of the date first set forth above.

                                      TENANT:

                                                                             , a
                                      ---------------------------------------



                                      By:
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------


                                   Exhibit C-6

                                    EXHIBIT D

                              SPECIAL WARRANTY DEED


THE STATE OF TEXAS     Section
                       Section                   KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF HARRIS       Section

           THAT IPOP Management, Inc., a Delaware corporation ( herein called "Grantor"), for TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid to Grantor by _________________________________(herein called "Grantee"), the receipt and sufficiency of which consideration are hereby acknowledged and confessed by Grantor, has GRANTED, BARGAINED, SOLD, and CONVEYED, and by these presents does GRANT, BARGAIN, SELL, and CONVEY, unto Grantee, the real property described in the attached Exhibit "A" incorporated herein for all purposes, together with all improvements situated thereon and all rights and appurtenances belonging or appertaining thereto, including, without limitation, all of Grantor's right, title and interest, if any, in and to (i) any land in the bed of any street, road or avenue open or proposed in front of or adjoining the Such real property; (ii) any rights-of-way, rights of ingress or egress or other interests in, on, or to, any land, highway, street, road, or avenue, open or proposed, in, on, or across, in front of, abutting or adjoining such real property, and any awards made, or to be made in lieu thereof, and in and to any unpaid awards for damage thereto by reason of a change of grade of any such highway, street, road, or avenue; (iii) any easement across, adjacent to or benefitting such real property, existing or abandoned; (iv) all sewage treatment capacity and water capacity and other utility capacity to serve such real property; (v) all oil, gas, and other minerals in, on, or under, and that may be produced from such real property; (vi) any land adjacent or contiguous to, or a part of such real property, whether those lands are owned or claimed by deed, limitations, or otherwise, and whether or not they are located inside or outside the description given herein, or whether or not they are held under fence by Grantor, but expressly excluding the 17.034 acre tract owned by Grantor and located adjacent to and across Charles E. Selecman Drive from such real property; (vii) any reversionary rights attributable to such real property;
(viii) all water rights appurtenant to such real property; and (ix) all development rights, zoning classifications (including, without limitation, variances), rights as to non-conforming uses and/or structures, vested or "grand- fathered rights" and other entitlements pertaining to such real property (collectively referred to as the "Property").

           This Special Warranty Deed is expressly made subject to the matters described in the attached Exhibit "B" incorporated herein for all purposes, to the extent the same are valid and subsisting and affect all or any part of the Property (collectively herein called the "Permitted Exceptions").

           TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereunto in anywise belonging, unto Grantee and Grantee's successors and assigns, forever; and Grantor does hereby bind Grantor and Grantor's successors and assigns to WARRANT and FOREVER DEFEND all and singular the Property unto Grantee and Grantee's successors and


                                   Exhibit D-1
assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through, or under Grantor, but not otherwise; subject, however, to the matters set forth herein.

           EXECUTED as of the date set forth in Grantor's acknowledgment below, to be effective, however, as of ___________________________, 2001.

                                   IPOP MANAGEMENT, INC.
                                   a Delaware Corporation

                                   By:__________________________________________

                                   Name:________________________________________

                                   Title:_______________________________________


STATE OF TEXAS          Section
                        Section
COUNTY OF HARRIS        Section

           I, the undersigned, a notary public in and for said county in said state, hereby certify that _______________, who is the __________ of IPOP MANAGEMENT, INC., a Delaware corporation, has signed the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as and with full authority, executed the same voluntarily for and as the act of said ________________________.

           Given under my hand and official seal this _____ day of ______________, 2001.

                                  ___________________________________________
                                  Notary Public in and for the State of Texas

                                  ___________________________________________
                                  Printed Name of Notary
                                  My commission expires:_____________________


Grantee's Address:

__________________
c/o AIC Ventures
301 Congress Avenue
Suite 320
Austin, Texas 78701



Prepared By and After Recording,
Return To:


                                   Exhibit D-2

Fulbright & Jaworski L.L.P.
300 Convent Street, Suite 2200
San Antonio, Texas 78205
Attn: Heath Esterak


                                   Exhibit D-3

                                   EXHIBIT "A"


                                   Exhibit D-4

                                   EXHIBIT "B"

                              PERMITTED EXCEPTIONS


1.


                                   Exhibit D-5

                                    EXHIBIT E

                           BILL OF SALE AND ASSIGNMENT

         THIS BILL OF SALE AND ASSIGNMENT is made and entered into by and between_______________________________, a _________________________
("Assignor"), and _______________________________, a Texas limited partnership
("Assignee").

                                    RECITALS:

         A. Concurrently herewith and pursuant to the terms and provisions of that certain Sale and Purchase Agreement between Assignor and _____________________________ dated _________________________ (the "Agreement"), of which all of _______________________'s rights, titles and interests in and to and under were subsequently assigned to Assignee by Assignment of Sale and Purchase Agreement and other Rights dated ____________________________, Assignor is transferring to Assignee by [Special Warranty Deed] (the "Deed") certain land situated in ___________ County, __________________, being more particularly described in Exhibit A attached hereto and made a part hereof for all purposes (the "Land"), together with all improvements thereon and all appurtenances thereto (the Land, together with all improvements thereon and all appurtenances thereto are herein collectively referred to as the "Property"). B. Pursuant to the terms of the Purchase Agreement, Assignor wishes to assign, transfer and convey to Assignee certain miscellaneous real property interests, personal property, contracts, agreements, guaranties, warranties, plans and specifications, tradename rights, and other properties, rights and interests related to the Property which Assignor has agreed to convey to Assignee under the Purchase Agreement.

                                   AGREEMENTS

         NOW THEREFORE, for and in consideration of the foregoing, Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Assignor and Assignee hereby agree as follows:

         1. The foregoing recitals are incorporated herein for all purposes. Unless otherwise required by context, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

         2. MISCELLANEOUS REAL PROPERTY INTERESTS

         To the extent the same have not been transferred by the Deed, Assignor hereby GRANTS, BARGAINS, SELLS, CONVEYS, ASSIGNS, TRANSFERS, SETS OVER, and DELIVERS unto Assignee, its successors and assigns forever, all of Assignor's right, title and interest, if any, in and to the following (herein collectively referred to as the "Miscellaneous Real Property Interests"): (i) any land in the bed of any street, road or avenue open or proposed in front of or adjoining the Land; (ii) any rights-of-way, rights of ingress or egress or other interests in, on, or to, any land, highway, street, road, or avenue, open or proposed, in, on, or across, in front of, abutting or adjoining the Land, and any awards made, or to be made in lieu thereof, and in and to any unpaid awards for damage thereto by reason of a change of grade of any such highway, street, road, or avenue;
(iii) any easement across or adjacent to the Land, existing or abandoned; (iv) all sewage treatment capacity and water capacity and other utility capacity to serve the Land and Improvements; (v) all oil, gas, and other minerals in, on, or under, and that may be produced from the Land; (vi) any land adjacent


                                   Exhibit E-1
or contiguous to, or a part of the Land, whether those lands are owned or claimed by deed, limitations, or otherwise, and whether or not they are located inside or outside the description given herein, or whether or not they are held under fence by Seller, or whether or not they are located on the Survey referred to in Article 5 hereof; and (vii) any reversionary rights attributable to the Land.

         TO HAVE AND TO HOLD all of Assignor's right, title and interest in and to the Miscellaneous Real Property Interests, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Assignee, and Assignee's successors and assigns forever, such that neither Assignor nor any of its successors or assigns shall have, claim or demand any rights or titles to the same or any part thereof.

         3. INCIDENTAL RIGHTS

         Assignor hereby TRANSFERS, ASSIGNS and SETS OVER unto Assignee, its successors and assigns forever, all of Assignor's right, title and interest in and to and under the following (herein collectively referred to as the "Incidental Rights"):

         (a) to the extent assignable, all guaranties warranties or other similar agreements for the benefit of Assignor (but containing no obligations on the part of Seller thereunder remaining to be performed) relating to the Realty,(b) all contracts or agreements, such as maintenance, service, management, leasing or utility contracts relating, in any way, to the ownership, use, leasing, service, management, operation, maintenance and repair of the Realty (herein collectively referred to as the "Property Agreements"), a list of which is attached hereto as Exhibit B and made a part hereof for all purposes, and (c) all governmental permits, approvals, licenses, consents or entitlements heretofore granted (or granted prior to Closing) with respect to the ownership, construction, use, occupancy and operation of the Realty, other than those, if any, issued in the name of I/O or Tenants and with respect to which neither Seller nor the Project has any liability (collectively, the "Permits"), a list of which is attached hereto as Exhibit C and made a part hereof; provided, however, that the Incidental Rights shall not include (A) any Property Agreements that Assignee requests that Assignor terminate in accordance with the provisions of Section 8.1(5) of the Agreement, or (B) any Permits which are not transferable under applicable Governmental Requirements.

         TO HAVE AND TO HOLD all of Assignor's right, title and interest in and to the Incidental Rights, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Assignee, and Assignee's successors and assigns forever, such that neither Assignor nor any of its successors or assigns shall have, claim or demand any rights or titles to the same or any part thereof.

         4. Assignee hereby assumes the obligations and duties of Assignor under the Property Agreements, Permits and other guaranties, warranties, contracts, agreements, permits, and licenses hereby transferred from Assignor to Assignee, arising and accruing from and after the later of the date hereof or the date on which any required third party approvals to the assignment thereof are obtained.

         5. Assignor hereby agrees to indemnify, defend and hold Assignee and its partners and their respective officers, directors, managers, shareholders, agents, employees and representatives harmless from and against all losses, costs, expenses, damages, and claims (including, without limitation, attorney's fees and court costs) arising by reason of Assignor's or any of its employees', agents' or representatives' breach, default, negligence or other malfeasance under or in connection with any of the Property Agreements or Permits or any other guaranties, warranties, contracts, agreements, permits or licenses in any way relating to the Property, whether or not the same are being hereby transferred from Assignor to Assignee.


                                   Exhibit E-2

         6. Assignee hereby agrees to indemnify, defend and hold Assignor and its partners and their respective officers, directors, managers, shareholders, agents, employees and representatives harmless from and against all losses, costs, expenses, damages, and claims (including, without limitation, attorney's fees and court costs) arising under all Property Agreements, Permits and other guaranties, warranties, contracts, agreements, permits and licenses hereby assigned to and assumed by Assignor, to the extent such losses, costs, expenses, damages or claims arise and accrue from and after the date of Assignor's assumption thereof and are not attributable to the breach, default, negligence or other malfeasance of Assignor or any of its officers, employees, agents or representatives.

         7. Assignor agrees to perform, execute and/or deliver or cause to be performed, executed and/or delivered any and all such further acts and assurances as Assignee may reasonably require to perfect Assignee's interest in and to the Miscellaneous Real Property Interests and Incidental Rights.

         8. This Bill of Sale and Assignment may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

               [Signatures of Assignor and Assignee on Next Page]


                                   Exhibit E-3

           EXECUTED on the dates of the acknowledgments set forth below, to be effective, however, for all purposes as of the date of the Deed.

                           ASSIGNOR:

                                                                           , a
                           -----------------------------------------------------



                           By:
                              --------------------------------------------------

                           Name:
                                ------------------------------------------------
                           Title:
                                 -----------------------------------------------




                           ASSIGNEE:

                                                                           , a
                           -----------------------------------------------------
                           Texas limited partnership

                           By:   ____________________ MANAGEMENT,
                                 L.L.C., a Texas limited liability company, its General Partner


                                 By:
                                    --------------------------------------------
                                 Name:
                                      ------------------------------------------
                                 Title:
                                       -----------------------------------------


INSERT APPROPRIATE FORMS OF ACKNOWLEDGMENT AND CORPORATE SEALS, IF SEALS ARE REQUIRED UNDER APPLICABLE LAW


                                   Exhibit E-4

                                    EXHIBIT A

                      Attach legal description of the Land


                                   Exhibit E-5

                                    EXHIBIT B

                               Property Agreements


                                   Exhibit E-6

                                    EXHIBIT C

                                     Permits


                                   Exhibit E-7

                                  SCHEDULE 2.2
                                   Personalty

                                      NONE


                                 Schedule 2.2-1

                                 SCHEDULE 2.3(a)
                               Property Agreements


(i)        Guaranties and Warranties

           -    Air conditioning units (11) on Building 1 & 2
                Five year compressor warranty - Lepco

           - Roof on Building 2 repaired 02/00, carries 2 year labor warranty - Brawn Roofing

           - Floor in Building 3, installed in 1996, carries a 10 year warranty - Creteseal Services

(ii)       Contracts & Agreements

           -    Facilities Maintenance Agreement

                -    Lepco

                -    Enron

           -    Janitorial Agreement

                -    Pritchard Industries

           -    Pest Control Agreement

                -    A-Best Choice Pest Control

           -    Lawn and Plant Agreement

                -    Green Pro

                -    Plant Magic

           -    Electronic Security

                -    ESS

           -    Elevator Maintenance Agreement

                -    VTM


                                Schedule 2.3(a)-1

                                 SCHEDULE 2.3(b)
                                     Permits

-          Fort Bend Water Control - Industrial User Permit

-          City of Stafford-- Alarm Permit

-          Boiler Certificate of Operation

-          Elevator Certificate of Compliance

-          Occupancy Permits


                                Schedule 2.3(b)-1